Exhibit 10.1

CWCB PROPERTIES (DS7) LIMITED

CWCB PROPERTIES (DS7) LIMITED

and

CW LEASING DS7F LIMITED

CANARY WHARF HOLDINGS LIMITED

MOODY’S INVESTORS SERVICE LIMITED

MOODY’S CORPORATION

AGREEMENT FOR LEASE

relating to

the grant of leases of Floor 11, Floors 12 to 16 and Floor 17

One Canada Square,

Canary Wharf, London E14

Berwin Leighton Paisner LLP

Adelaide House London Bridge London EC4R 9HA

tel +44 (0)20 7760 1000 fax +44 (0)20 7760 1111

	7.2	Restrictions on Proposals	27

	7.3	Approval of Modifications	28

	7.4	Authorisation Requests and Estimates	28

	7.5	Acceptance by the Tenant	29

	7.6	Preparation of Plans	29

	7.7	Calculation of actual Modification Costs referable to Tenant’s Requested Modifications	31

	7.8	Execution of the Modifications	31

	7.9	Tenant’s Withdrawal of a Tenant’s Requested Modification	31

	7.10	Tenant responsible for Modification Costs	32

	7.11	Disputes as to Modification Costs	32

	7.12	Reinstatement of Tenant’s Requested Modifications	33

	7.13	Time of the essence	33

8.	Pre-Approved Modifications		33

	8.1	Deemed Approval	33

	8.2	Cost of the Permitted Variations	33

	8.3	Delay as a result of conducting the Permitted Variations	33

	8.4	Time of the essence	33

9.	Potential Risers and Goods Lift		34

	9.1	Carrying out of Works	34

	9.2	Leases	34

10.	Site Visits and Meetings and Supply of Information and Documentation		34

	10.1	Site visits	34

	10.2	Meetings	35

	10.3	Minutes and other information	35

11.	Copyright		36

	11.1	Grant of Non-exclusive Licence by Developer	36

	11.2	Tenant’s Undertaking	36

	11.3	Developer’s Liability	36

	11.4	Grant of non-exclusive licence by the Tenant	37

	11.5	Developer’s Undertaking	37

	11.6	Tenant’s liability	37

PART 3 Tenant’s Works			37

12.	Approval of Tenant’s Works		37

	12.1	Tenant to submit details of Tenant’s Works	37

	12.2	Limitations of Tenant’s Works	38

	12.3	DWG Files	39

	12.4	Landlord’s Approval	39

	12.5	Tenant’s Plans	39

	12.6	Landlord’s Costs	39

	12.7	Core Works	39

	12.8	Approvals	40

	12.9	Tenant’s Delay	40

13.	Provisions relating to Early Access		40

	13.1	Tenant’s Works Areas and Early Access Method Statement	40

	13.2	Commencement of Work and Applicable Provisions	41

	13.3	Licence to have access	41

	13.4	Compliance with Early Access Method Statement	42

	13.5	Tenant’s Work Area Obligations and Acknowledgement	42

	13.6	Long Stop Dates	42

14.	Provisions relating to Tenant’s Works after the Access Date		43

	14.1	Method Statement	43

	14.2	Tenant’s Obligations	44

	14.3	Entry as Licensee	44

	14.4	Tenant’s obligations	44

	14.5	Terms of Occupation	45

15.	General and Ancillary Provisions relating to the Tenant’s Works		45

	15.1	Completion of Tenant’s Works	45

	15.2	Access Restrictions	46

	15.3	Landlord’s right to inspect and require remedy	46

	15.4	Landlord to have no responsibility for Tenant’s Works	46

	15.5	Compliance with CDM Regulations	46

	15.6	Provision of Facilities	47

	15.7	Payment by the Tenant of cost of Facilities	47

	15.8	As-built Drawings	47

	15.9	Licence for Alterations	48

	15.10	Indemnity	48

	15.11	Use of the goods lifts	48

16.	Entry by the Developer to the Demised Premises after the Access Date		49

17.	Agreement as to Operation of Landlord and Tenant Act 1927		49

	17.1	Service of 1927 Act Notice	49

	17.2	Determination of Cost	49

PART 4 Independent Measurement and Practical Completion			50

18.	Measurement		50

	18.1	Joint Measurement	50

19.	JOINT WITNESSING ENGINEER		51

	19.1	Joint Witnessing	51

20.	Practical Completion		51

	20.1	Issue of the Developer’s Works Practical Completion Certificates	51

	20.2	Issue of the Tenant’s Works Practical Completion Certificate	53

	20.3	Tenant’s Delay	54

	20.4	Damage caused by Tenant	55

PART 5 Defects			55

21.	Defects		55

	21.1	Snagging Items	55

	21.2	Defects in the Developer’s Works	55

	21.3	Access to the Demised Premises to remedy Snagging Items and/or Defects in the Developer’s Works	55

	21.4	Defects Costs in respect of Developer’s Works	56

	21.5	Defects Costs in respect of the Infrastructure Works	56

	21.6	Tenant to notify Developer of Latent Defective Works within the Demised Premises	56

	21.7	Developer to have no other liability	57

	21.8	Assignment	57

PART 6 Insurance			58

22.	Insurance		58

	22.1	Landlord to insure	58

	22.2	Insured Works	58

	22.3	Restriction on Tenant insuring	58

	22.4	Noting and waiver of subrogation	59

	22.5	Reimbursement of premiums	59

	22.6	Memorandum of Tenant’s Category A Works and Tenant’s Category B Works	59

	22.7	Destruction/damage of Insured Works	59

	22.8	Payment of insurance moneys refused	60

	22.9	Tenant’s obligations	60

	22.10	Notice by Tenant	61

	22.11	Benefit of other insurances	61

PART 7 Grant of the Lease			61

23.	Grant of Lease, Calculation of Rents and Other Terms		61

	23.1	Grant of Leases	61

	23.2	Length of Lease Term, Initial Rents, Service Charges and Insurance Rent	62

	23.3	Sums paid as Licence Fees	65

	23.4	Rent Review Dates	65

	23.5	Opinion Letter	65

	23.6	Rent Review Specification	66

	23.7	Payment of Tenant’s Inducement	66

	23.8	Storage Area on Level B2	66

24.	Title		66

	24.1	Tenant to raise no requisitions	66

	24.2	Application to Note Agreement for Lease	67

	24.3	Designation of Leases as an Exempt Information Document	67

	24.4	Production of further documents or evidence	68

	24.5	Consents	69

25.	Conditions affecting the grant of the LeaseS		69

	25.1	Subjections	69

	25.2	No representations	69

	25.3	Continuation of Agreement	70

PART 8 Tenant’s Covenant, Events of Default and Guarantees			70

26.	Delay		70

27.	Event of Default		70

	27.1	Events of Default	70

	27.2	Determination of Agreement	71

	27.3	Repayment upon Determination	71

28.	Tenant’s Surety Guarantee		72

	28.1	Indemnity by Tenant’s Surety	72

	28.2	Tenant’s Surety jointly and severally liable with Tenant	72

	28.3	Waiver by Tenant’s Surety	72

	28.4	Postponement of claims by Tenant’s Surety against Tenant	72

	28.5	Postponement of participation of Tenant’s Surety in security	73

	28.6	No release of Tenant’s Surety	73

	28.7	Liquidation of Tenant	74

	28.8	Warranty by Tenant’s Surety	74

	28.9	Benefit of guarantee	75

29.	CWHL Guarantee		75

	29.1	Indemnity by CWHL	75

	29.2	CWHL jointly and severally liable with Developer and the Landlord	75

	29.3	Waiver by CWHL	75

	29.4	Postponement of claims by CWHL against Developer or the Landlord	75

	29.5	Postponement of participation of CWHL in security	76

	29.6	No release of CWHL	76

	29.7	Liquidation of Developer or Landlord	77

	29.8	Warranty by CWHL	78

	29.9	Benefit of guarantee	78

PART 9 Tax			78

30.	Value Added Tax		78

	30.1	Sums exclusive of VAT	78

	30.2	Payment of VAT	78

	30.3	Reimbursement of VAT	78

	30.4	Interpretation	79

PART 10 Disputes, Notices and Senior Managers			80

31.	Disputes		80

	31.1	Reference to Independent Person	80

	31.2	Appointment of Independent Person	80

	31.3	Failure to agree Independent Person	81

	31.4	Independent Person to act as arbitrator	81

	31.5	Independent Person to act as an expert	81

	31.6	Independent Person to determine delay	82

32.	Notices		82

	32.1	Service of Notices	82

	32.2	Senior Managers’ Notices	83

33.	Senior Managers		83

	33.1	Designation of Senior Managers	83

	33.2	Identity of Senior Managers	84

	33.3	Reliance upon Senior Managers	84

	33.4	Change of Senior Managers	84

PART 11 General Provisions			84

34.	General Provisions		84

	34.1	Invalidity of Certain Provisions	84

	34.2	Proper Law and Jurisdiction	85

	34.3	Environmental Considerations	85

	34.4	Confidentiality Provisions	85

	34.5	Limitation of the Developer’s Liability	87

	34.6	No Assignment of this Agreement	87

	34.7	Interest on Late Payments	88

	34.8	Further Assurance	88

	34.9	Terms of Contract and Incorporation of other Agreements	88

34.10	Modifications of Agreement	90

34.11	No Waiver	90

34.12	Merger of Prior Agreements	90

34.13	Costs	90

34.14	Third Party Rights	90

SCHEDULE 1 (Form of Deed of Acknowledgement of certain Developer’s obligations)		91

SCHEDULE 2 (Form of Licence re Tenant’s Works)		94

SCHEDULE 3 Method Statement Matters		99

SCHEDULE 4 “Preliminaries”		101

INDEX OF ANNEXURES AND EXHIBITS

Annexures	Clause Reference
A. Plans

1. Plans	“Demised Premises”

2. Development Site Plan	“Development Site Plan

B. Specifications and Schedules

3. Outline Specification [ — ] dated [ — ]	“Developer’s Works Specification”

4. Minimum Standard Developer’s Finish for Tenant Work Specification dated [ — ]	“MSDF Works”

5. Schedule of Pre-approved Modifications	“Schedule of Pre-approved Modifications”

D. Measurement

6. Independent Measurer’s Appointment	Clause 18.1.1

E. Lease and Opinion Letter

7. Leases	“Leases”

8. Letter of Opinion	“Letter of Opinion”

9. Uninsured Risks Deed	“Uninsured Risks Deed”

THIS AGREEMENT is made the 6th day of February Two Thousand and Eight

B E T W E E N:-

(1)	CWCB PROPERTIES (DS7) LIMITED whose registered office is at One Canada Square, Canary Wharf, London E14 5AB (Company registration number 02352250) (the “Developer”)

(2)	CWCB PROPERTIES (DS7) LIMITED whose registered office is at One Canada Square Canary Wharf London E14 5AB (Company registration number 05437705) and CW LEASING DS7F LIMITED whose registered office is also at One Canada Square Canary Wharf London E14 5AB (Company registration number 03441740) (the “Landlord”);

(3)	CANARY WHARF HOLDINGS LIMITED whose registered office is at One Canada Square Canary Wharf London E14 5AB (Company registration number 02798284) (“CWHL”);

(4)	MOODY’S INVESTORS SERVICE LIMITED whose registered office is at 2 Minster Court Mincing Lane London EC3R 7XB (Company registration number 01950192) (the “Tenant”)

(5)	MOODY’S CORPORATION of 7 World Trade Center New York NY 10007 USA (the “Tenant’s Surety”)

INTRODUCTION

(A)	The Developer intends to carry out or procure the carrying out of the Developer’s Works in accordance with the terms of this Agreement

(B)	When the Developer’s Works have been completed the Landlord has agreed to grant and the Tenant has agreed to accept in accordance with the terms of this Agreement leases of the Demised Premises

(C)	In consideration of the Tenant entering into this Agreement CWHL is entering into this Agreement to guarantee the Developer’s and the Landlord’s obligations

(D)	In consideration of the Developer and the Landlord entering into this Agreement the Tenant’s Surety is entering into this Agreement to guarantee the Tenant’s obligations

THE PARTIES AGREE as follows:-

PART 1

DEFINITIONS AND INTERPRETATION

1.	DEFINITIONS

In this Agreement, unless the context requires otherwise, the following words and expressions shall have the following meanings:-

1.1	“1927 Act Notice” means a notice served by the Tenant pursuant to Section 3 of the Landlord and Tenant Act 1927 and as specified in Clause 17

1.2	“Access Date” means the earliest of:-

1.2.1	the date of issue of the relevant Developer’s Works Practical Completion Certificate; and

1.2.2	the date on which the Developer certifies that the relevant Developer’s Works Practical Completion Certificate would have been issued were it not for any Tenant Delay resulting from or properly attributable to items 1, 2 and/or 4 on the Schedule of Pre-approved Modifications; and

1.2.3	the date on which the Tenant actually takes access to the relevant floor for the purposes of carrying out the Tenant’s Works (as opposed to Pre-Construction Activities)

1.3	“Address” means the address of the party in question shown on the first page of this Agreement or such other address as the party in question may from time to time notify in writing to the other parties to this Agreement as being its address for service for the purposes of this Agreement

1.4	“Approvals” means:-

1.4.1	all consents, licences, permissions and approvals (including agreements under Section 52 of the Town and Country Planning Act 1971 and Section 106 of the Town and Country Planning Act 1990) of any local or other competent authority;

1.4.2	all consents, licences, permissions and approvals arising under or pursuant to any Statutory Requirements; and

1.4.3	all consents, licences, permissions and approvals required of any mortgagee or other party having rights, privileges or controls over the Development Site or the Site which may from time to time be necessary to enable the Developer or the Tenant lawfully to commence and carry out and complete the Developer’s Works or the Tenant’s Works (as appropriate) and each and every stage or phase thereof (as appropriate) including, if the same are destroyed or damaged, the reinstatement of the same and thereafter to grant the Leases and to enable the Tenant to use the Demised Premises for the purposes for which the same have been designed as at the date of this Agreement (other than the fire certificate which it shall be the Tenant’s responsibility to obtain) and the term “Approval” shall be construed accordingly

1.5	“Building” means the building constructed on the Site and known as One Canada Square

1.6	“Building Systems” means the mechanical, electrical, sanitary, heating, ventilating, life safety, air conditioning or other service systems of the Building

1.7	“CDM Regulations” means the Construction (Design and Management) Regulations 2007

1.8	“Code of Measuring Practice” means the code of measuring practice published on behalf of the Royal Institution of Chartered Surveyors (Sixth Edition dated 2007 and not, for the avoidance of doubt, any up-dated edition)

1.9	“Consultancy Services” means the services contracted to be provided in relation to the carrying out of the Developer’s Works by architects, structural engineers, mechanical and electrical engineers, other engineers and any other consultants (other than solicitors, selling agents and letting agents) employed by or on behalf of the Developer

1.10	“Consultants” means all or any of those persons providing Consultancy Services in connection with the Developer’s obligations under this Agreement

1.11	“Costs Estimate” shall have the meaning given to this expression in Clause 7.4.1(c)

1.12	“Counter-Notice” shall have the meaning given to that expression in Clause 20.1.3

1.13	“Defects Costs in respect of the Developer’s Works” means any costs (not being VAT which the Tenant or the Tenant’s Surety is entitled to recover or for which it is entitled to credit under Section 26 VAT Act) which:-

1.13.1	the Tenant incurs in accordance with Clause 21.6 remedying Latent Defective Works within the Demised Premises; or

1.13.2	are charged to the Tenant as an item comprised in the Building Expenditure (as defined in the Leases) and which are expended in remedying Latent Defective Works in each case where such Latent Defective Works have become apparent during the period of ten (10) years commencing on the Final Developer’s Works Practical Completion Date PROVIDED ALWAYS THAT if it is agreed or determined that there shall have been Tenant’s Delay then the said ten (10) year period shall commence upon the date which it is agreed or determined as provided in Clause 20.3 that the Final Developer’s Works Practical Completion Date would have been achieved but for Tenant’s Delay AND PROVIDED FURTHER that the Developer’s liability for any Defects Costs in respect of the Developer’s Works shall be reduced pro rata to the extent that the acts omissions negligence or default of the Tenant or its servants, agents, consultants, contractors or any sub-tenant, licensee or lawful occupier of the Demised Premises or those for whom they are respectively responsible result in any claim which the Developer would otherwise have had in relation to the defect under any contract, appointment, warranty, duty of care deed or insurance policy being defeated, vitiated or avoided in whole or in part

1.14	“Defects Costs in respect of the Infrastructure Works” means any costs (not being VAT which the Tenant or the Tenant’s Surety is entitled to recover or for which it is entitled to credit under Section 26 VAT Act) which are charged to the Tenant as an item comprised in the Estate Expenditure (as defined in the Lease) and which are expended in remedying Defects in the Infrastructure Works

1.15	“Defects in the Developer’s Works” means all and any defects, shrinkages and other faults which shall appear in the Developer’s Works within 358 days from the earlier of the Final Developer’s Works Practical Completion Date and the date on which the Tenant takes up occupation of the Demised Premises for the purposes permitted pursuant to the Lease and which are not caused by the Tenant’s or its servants’ agents’ consultants’ or contractors’ or any subtenants’ licensees’ or occupiers’ or those for whom they are respectively responsible’s act, omission, negligence or default and which shall be specified by the Tenant (after consultation with the Developer) in a schedule or schedules of defects which the Tenant shall deliver to the Developer not later than the expiration of the relevant period of 358 days as aforesaid and which the Developer agrees or which the Independent Person acting as an expert in accordance with Clause 31.5 determines are defects shrinkages or faults as aforesaid PROVIDED that the Developer’s liability for any Defects in the Developer’s Works shall be reduced pro rata to the extent that the acts omissions negligence or default of the Tenant or its servants, agents, consultants, contractors or any sub-tenant, licensee or lawful occupier of the Demised Premises or those for which they are respectively responsible result in any claim the Developer would otherwise have had in relation to the defect under any contract, appointment, warranty, duty of care deed or insurance policy being defeated vitiated or avoided in whole or in part

1.16	“Defects in the Infrastructure Works” means any latent or inherent defects in the Development Site Infrastructure Works which manifest themselves:-

1.16.1	during the period of ten (10) years commencing on the Final Developer’s Works Practical Completion Date PROVIDED ALWAYS THAT if it is agreed or determined that there shall have been Tenant’s Delay then the said ten (10) year period shall commence upon the date which it is agreed or determined as provided in Clause 20.3 that the Final Developer’s Works Practical Completion Date would have been achieved but for Tenant Delay; or

1.16.2	during the period ten (10) years commencing on the date of practical completion of the relevant part of the Development Site Infrastructure Works and which are attributable to or connected with the design workmanship test investigations or supervision of the construction or design of the Development Site Infrastructure Works or the materials used in them having been defective, inadequate, unsuitable or incomplete or otherwise substandard, judged in accordance with the terms of any Approvals and any codes of practice applicable in the case of design at the time when the relevant part of the Development Site Infrastructure Works was designed and in the case of workmanship at the time when the relevant work was done and in the case of materials at the time of specification

1.17	“Delay Notices” shall have the meaning given to this expression in Clause 20.3

1.18	“Demised Premises” means the premises to be demised by the Leases as the same are more particularly described therein and which are shown for identification purposes edged red on the Plans annexed to this Agreement as Annexure 1

1.19	“Design Development” means the process of progressively developing the design detail of the Developer’s Works and which design detail development or the need for which design detail development was capable of being reasonably envisaged at the date of this Agreement

1.20	“Details” has the meaning given to that expression in Clause 12.1

1.21	“Determination Notice” shall have the meaning given to this expression in Clause 31.1

1.22	“Developer’s Contracting Team” means the Trade Contractors appointed by the Developer to carry out the Developer’s Works (or any part of them) in accordance with this Agreement

1.23	“Developer’s Works” means the works described in the Developer’s Works Specification

1.24	“Developer’s Works Finishes” means:-

1.24.1	the lift lobby finishes; and

1.24.2	the toilet finishes

1.25	“Developer’s Works Practical Completion” means in relation to any Office Floor practical completion of the Developer’s Works relevant to such Office Floor

1.26	“Developer’s Works Practical Completion Certificate” means the Developer’s certificate to the effect that Developer’s Works Practical Completion has been achieved in respect of any Office Floor

1.27	“Developer’s Works Practical Completion Date” means the date specified in a Developer’s Works Practical Completion Certificate as the date upon which Developer’s Works Practical Completion was achieved in respect of any Office Floor or in case of dispute the date determined by the Independent Person in accordance with Clause 20.1 and references to the date of Developer’s Works Practical Completion shall be construed accordingly

1.28	“Developer’s Works Specification” means the specification dated 25 January 2008 entitled “Shell and Core Works Outline Specification” annexed to this Agreement as Annexure 3 as amended in accordance with this Agreement

1.29	“Development Site” means:-

1.29.1	the land and water areas shown edged green on the Development Site Plan and any other land and water areas in which the Developer or a Group Company of the Developer acquires a freehold or leasehold interest and which the Developer or a Group Company of the Developer intends shall form part of the Development Site; and

1.29.2	all buildings and appurtenances on the Development Site and all additions, alterations and improvements to such buildings and appurtenances

1.30	“Development Site Infrastructure Contracts” means the management or other contracts entered into by the Developer and/or any Group Company of the Developer (and as the same may be amended from time to time) providing for the execution of the Development Site Infrastructure Works or any part of them

1.31	“Development Site Infrastructure Works” means the design and construction from time to time of infrastructure works within the Development Site

1.32	“Development Site Plan” means the plan annexed to this Agreement as Annexure 2

1.33	“Disclosure” shall have the meaning given to this expression in Clause 34.4.1

1.34	“Early Access Date” means the date for access to the Tenant’s Works Areas specified in a notice served by the Developer on the Tenant and being at least five (5) Working Days after issue of the notice

1.35	“Early Access Long Stop Date” means 1 June 2009 as extended day for day by Force Majeure and Tenant’s Delay agreed or determined in accordance with Clause 4.2.3

1.36	“Early Access Method Statement” has the meaning attributed to it in Clause 13.1.1

1.37	“Estimate of Tenant’s Delay” shall have the meaning given to this expression in Clause 7.4.1(b)

1.38	“Event of Default” means any of the events listed in Clause 27.1

1.39	“Facilities” means the facilities labour and all other services provided to the Tenant by the Developer or Canary Wharf Management Limited in the course of or in connection with the Tenant’s Works and/or as proposed by the Tenant and approved by the Developer pursuant to Clause 15.6

1.40	“Final Developer’s Works Practical Completion Date” means the date upon which Developer’s Works Practical Completion has been achieved in respect of all the Office Floors within the Demised Premises save in respect of Office Floor 17 (or in the event the Tenant has requested the carrying out of items 1, 2 and/or 4 on the Schedule of Pre-approved Modifications, the Access Date) has been achieved in respect of all such Office Floors

1.41	“Force Majeure” means:-

1.41.1	fire, lightning, explosion, flood, earthquake, exceptionally inclement weather conditions, war, hostilities, rebellion, revolution, insurrection, military or usurped power, civil war, terrorist action, physical events caused by aircraft or other aerial devices or articles dropped from them, strikes and other industrial disputes, riot, civil commotion, disorder and Government action

1.41.2	any other matter, cause or circumstances

1.41.3	any combination of the above mentioned causes

in each case to the extent beyond the reasonable control of the Developer and any Group Company of the Developer and which adversely affects the performance by the Developer of the terms and provisions of this Agreement on the basis that there should be no double counting and so that for the avoidance of doubt in calculating the overall period of Force Majeure extensions for the purposes of this Agreement there shall also be included any period or periods of delay (but so that there is to be no double counting) consequential on any delays caused by any of the above events PROVIDED THAT Force Majeure shall not include any wilful default or deliberate act of the Developer or a Group Company of it that causes delay

1.42	“Group Company” means any person or company or body corporate or partnership which is for the time being (a) a subsidiary or sub-undertaking of the relevant party or (b) the parent undertaking holding company or parent company of that party or (c) another subsidiary or sub-undertaking of the parent undertaking of the holding company or parent company of that party (whether or not that subsidiary or sub-undertaking may itself be a parent or holding company or a parent undertaking of a sub-group of companies within the whole group), in each case within the meaning of sections 258, 259 and 736 of the Companies Act 1985, as amended by the Companies Act 1989

1.43	“HM Revenue & Customs” means HM Revenue & Customs or any other person, authority, body or official which is from time to time responsible for the care, management or administration of Value Added Tax

1.44	“Independent Measurer” means Plowman Craven & Associates of 141 Lower Luton Road, Harpenden, Hertfordshire AL5 5AQ or if they are unable or unwilling to act such other firm or company with expertise in measuring floors in premises of a nature similar to the Demised Premises as the parties may agree (or as may in default of agreement be nominated by the President for the time being of the Royal Institution of Chartered Surveyors (or his deputy) on the application of any party) in substitution therefor in accordance with this Agreement

1.45	“Independent Measurer’s Certificate” has the meaning attributed to that expression in Clause 18.1.2

1.46	“Independent Person” means the independent person appointed to act as specified in Clause 31

1.47	“Index” means the BCIS all tender price index or if such index ceases to be published such other index as the Landlord and the Tenant shall agree or failing such agreement as shall be determined by the Independent Person acting as an expert pursuant to Clause 31.5

1.48	“Initial Rent” shall have the meaning given to this expression in the Leases and shall be the amount calculated in accordance with the provisions of Clause 23.2.2

1.49	“Insurance Premium Tax” means insurance premium tax as provided for in the Finance Act 1994 and any other tax from time to time replacing it or of a similar fiscal nature

1.50	“Insured Works” shall have the meaning given to that expression in Clause 22.2

1.51	“Interest Rate” means three (3) per centum per annum above the base rate of Barclays Bank plc in force from time to time or, if such base rate shall be incapable of determination three (3) per centum per annum above a rate reasonably equivalent to such base rate

1.52	“Joint Witnessing Engineer” means Core Group of Home Farm Buildings, Shere Road, Albury, Guildford, Surrey GU5 9BL or such other witnessing engineers as the parties may agree to appoint

1.53	“Landlord’s Solicitors” means Berwin Leighton Paisner LLP of Adelaide House, London Bridge, London EC4R 9HA (Reference: AWGH/21652/36) or such other firm of solicitors as the Developer shall appoint and notify to the Tenant as having been so appointed

1.54	“Latent Defective Works” means any latent or inherent defects in the Building and the Developer’s Works which:-

1.54.1	adversely affect the Tenant’s beneficial use and occupation of the Demised Premises for the purposes of the Tenant’s business; and

1.54.2	manifest themselves during the period of ten (10) years commencing on the Final Developer’s Works Practical Completion Date; and

1.54.3	in the case of the Developer’s Works result from a breach by the Developer in respect of its obligations under this Agreement relating to the Developer’s Works; and

1.54.4	are attributable to or connected with the design workmanship tests investigations or supervision of the construction of the Building or the Developer’s Works or the materials used in them having been defective, inadequate, unsuitable or incomplete or otherwise substandard, judged in accordance with the terms of any Approvals, the standards referred to in Clause 5.1 and any applicable codes of practice (in the case of design at the time when the relevant part of the Building or the Developer’s Works were designed and in the case of workmanship at the time when the relevant work was done and in the case of materials at the time of specification); and

1.54.5	are specified by the Tenant in a schedule or schedules delivered to the Developer on or before the expiry of the relevant ten (10) year period; and

1.54.6	are not caused or aggravated (whether directly or indirectly) by the carrying out of the Tenant’s Works or by failure by the Tenant to comply (or procure compliance by others) with its covenants in this Agreement or the Lease or by any acts or omissions by the Tenant or any sub-tenant licensee or occupier of the Demised Premises (or any persons acting for or on behalf of any of them or under their control) but so that where any Latent Defective Works are aggravated by the Tenant the Developer shall remain liable in respect of such Latent Defective Works save to the extent of such aggravation

Provided Always that if it is agreed or determined that there shall have been Tenant’s Delay then the said ten (10) year period specified in Clause 1.54.2 shall commence upon the date which it is agreed or determined pursuant to Clause 20.3 that the Final Developer’s Works Practical Completion Date would have been achieved but for Tenant’s Delay

1.55	“Leases” means

1.55.1	a lease of Office Floor 11 of the Demised Premises to include the Storage Area on Level B1; and

1.55.2	a lease of Office Floors 12-16 of the Demised Premises

1.55.3	a lease of Office Floor 17 of the Demised Premises to include the Storage Area on Level B2 such leases to be granted to the Tenant in the form of the agreed draft annexed to this Agreement as Annexure 7 subject to such amendments as are agreed in writing between the parties or as are otherwise made in accordance with this Agreement

1.56	“Letter of Opinion” means a letter of opinion substantially in the form of the draft attached as Annexure 8 but amended so as to relate to the Leases at the date of grant (and with such other amendments reasonably necessary to reflect any change in law)

1.57	“Licence” means the licence regulating and approving the manner of execution of the Tenant’s Works in the form of the draft set out in Schedule 3 to be entered into as provided in Clause 15.9

1.58	“Liquidated Damages Date” means:-

1.58.1	in the case of Office Floors 11—16 (inclusive), 1 January 2009 as extended day for day by Force Majeure and Tenant’s Delay agreed or determined in accordance with Clause 4.2.3; and

1.58.2	in the case of Office Floor 17, 1 January 2010 as extended day for day by Force Majeure and Tenant’s Delay agreed or determined in accordance with Clause 4.2.3

1.59	“Long Stop Date” means 1 January 2010 as extended day for day by Force Majeure and Tenant’s Delay agreed or determined in accordance with Clause 4.2.3

1.60	“Measurer’s Appointment” has the meaning attributed to it in Clause 18.1.1

1.61	“Method Statement” has the meaning attributed to it in Clause 14.1

1.62	“Modification Consents” shall have the meaning given to this expression in Clause 7.4.1(a)

1.63	“Modification Costs” means (in relation to each element of each Tenant’s Requested Modification) the aggregate of the following sums namely:-

1.63.1	the sums payable to Trade Contractors in relation to or resulting from that element of the Tenant’s Requested Modification including (but not limited to) in each case (if any) any relevant Trade Contractor Preliminaries; and

1.63.2

(save in respect of any period of Tenant’s Delay when this Sub-Clause 1.63.2 shall revert to the actual cost of any Preliminaries provided) a fixed preliminaries percentage of twelve and one half per centum (12 1/2%) of the sums referred to in Clause 1.63.1 above; and

1.63.3	all proper Consultants’ and other third party fees properly incurred or expended by the Developer in connection with each element of the Tenant’s Requested Modification, including but not limited to fees incurred (as applicable) in:-

(a)	determining the extent and scope of each element of the Tenant’s Requested Modification

(b)	preparation of the Modification Plans

(c)	preparation of the Estimates referred to in Clause 7.4.1

(d)	preparation of the drawings referred to in Clauses 1.76.1 and 18.1.3(a)

(e)	assessing and determining the final out-turn cost of the Tenant’s Requested Modification

(f)	assessing agreeing or preparing the Costs Estimate and monitoring and agreeing the sums finally payable to the Trade Contractors in relation to the Tenant’s Requested Modifications

1.63.4	all sums referred to in this Agreement as forming part of the Modification Costs

1.63.5	any amount incurred by the Developer in connection with each element of the Tenant’s Requested Modification which represents Value Added Tax, save to the extent that the person incurring that amount is entitled to credit or repayment in respect of such Value Added Tax from HM Revenue & Customs

1.63.6	three per centum (3%) of the aggregate of the sums referred to in Clauses 1.63.1 to 1.63.5 (inclusive)

as adjusted pursuant to this Agreement and so that (for the avoidance of doubt) any sum which is recovered under one sub-Clause shall not also be recovered under another sub-Clause of this Clause 1.63

1.64	“Modifications” and “Modification Plans” shall each have the meaning given to the relevant expression in Clause 7.6

1.65	“MSDF Works” means the fitting out works described and of the minimum standard detailed in the document forming Annexure 4 hereto and entitled “Minimum Standard Developer’s Finish for Tenant’s Works Specification”

1.66	“Net Internal Area” means the net internal area expressed in square feet of the Demised Premises (ignoring any losses and gains arising from Tenant’s Requested Modifications) and measured for the purposes of ascertaining the Net Internal Area under this Agreement in accordance with the Code of Measuring Practice but so that for the avoidance of doubt in the case of any conflict between the Code of Measuring Practice and this definition it is agreed that this definition shall prevail

1.67	“Office Floor” means each of:-

1.67.1	Floor 11;

1.67.2	Floor 12;

1.67.3	Floor 14;

1.67.4	Floor 15;

1.67.5	Floor 16;

1.67.6	Floor 17

as comprised within the Demised Premises

1.68	“Office Floor 19” means Floor 19 of the Building shown edged red on the plan forming Annexure 10

1.69	“Potential Goods Lift Shaft” means the area shown coloured yellow on the Plan forming Annexure 11

1.70	“Potential Riser Space” means the area shown coloured yellow on the Plan forming Annexure 12

1.71	“Pre-Construction Activities” has the meaning given to that expression in Clause 13.1.1

1.72	“Preliminaries” means the items identified in Schedule 4

1.73	“Prohibited Materials” means:

1.73.1	high alumina cement concrete in structural elements;

1.73.2	woodwool slabs in permanent formwork to concrete or in structural elements;

1.73.3	calcium chloride (added separately or incorporated in another constituent) in concrete;

1.73.4	calcium silicate bricks or tiles;

1.73.5	asbestos or any material containing asbestos, except where a naturally occurring trace level will not pose any hazard to health during construction and the whole life of the building including refurbishment and demolition;

1.73.6	naturally occurring aggregates for use in concrete which do not comply with British Standards BSEN12620 and BS8500;

1.73.7	urea formaldehyde and any materials which may release formaldehyde in quantities that may be hazardous or an irritant;

1.73.8	materials containing fibres which have a diameter of 3 microns or less and a length of 200 microns or less;

1.73.9	mineral fibres (man-made or naturally occurring) which are not contained or stabilised by materials to prevent fibre migration;

1.73.10	chlorofluorocarbons (CFCs) and any material containing CFCs or using CFCs in its manufacture;

1.73.11	solvents containing 1.1.1 trichloroethane or hydrochlorofluorocarbons (HCFCs) or bromochloromethane (CBM) or carbon tetrachloride;

1.73.12	materials containing halon or CBM;

1.73.13	timber (including veneers) which is not obtained from a managed and sustainable source;

1.73.14	site applied wood preservative except where it is not possible to treat the timber before delivery to site;

1.73.15	lead based paint; and

1.73.16	any other substances or materials generally known in the United Kingdom construction industry to be deleterious or harmful to health and safety or not in accordance with relevant British standards and codes of practice or which have been declared deleterious in a publication of the Building Research Establishment at the relevant time

1.74	“Relevant Estimates” shall have the meaning given to that term in Clause 7.4.1

1.75	“Rent Commencement Date” means the date calculated in accordance with Clauses 23.2.3

1.76	“Rent Review Specification” means the specification comprising:-

1.76.1	the TRM Plans; and

1.76.2	the MSDF Works Specification

to form an Annexure to the Lease

1.77	“Schedule of Pre-approved Modifications” means the schedule forming Annexure 5 to this Agreement

1.78	“Senior Manager” shall have the meaning given to this expression in Clause 33

1.79	“Site” means the land shown edged red on the Development Site Plan

1.80

“Snagging Items” means any minor defects imperfections or omitted items or items of decoration or repair (not including items of or relating to the Tenant’s Works) as specified in the Developer’s Works Practical Completion Certificate which do not, and the completion of which will not, individually or collectively prevent or adversely affect (other than to an extent which is not material) the Tenant’s ability to carry out the Tenant’s Works and thereafter to beneficially occupy the Demised Premises for the purpose of its business

1.81	“Statutory Requirements” means any Act of Parliament and any instrument, rules, orders, regulations, notices, directions, bye-laws, permissions and plans for the time being made under or deriving validity from it, all regulations, laws or directives made or issued by or with the authority of The European Commission and/or the Council of Ministers (which take effect in England and Wales) and any rules, regulations, building regulations, orders, bye-laws or codes of practice of any local authority or any utility company having jurisdiction in relation to the Developer’s Works

1.82	“Storage Areas” means the storage areas on each of

1.82.1	Level B1 (which shall form part of the space to be demised by the Lease of Office Floor 11); and

1.82.2	Level B2 (which shall form part of the space to be demised by the Lease of Office Floor 17);

as comprised within part of the Demised Premises

1.83	“Target Date” means

1.83.1	in respect of Office Floors 11 to 16 (inclusive), 31 December 2008 as extended day for day by Force Majeure and Tenant’s Delay agreed or determined in accordance with Clause 4.2.3; and

1.83.2	in respect of Office Floor 17, 1 January 2010 as extended day for day by Force Majeure and Tenant’s Delay agreed or determined in accordance with Clause 4.2.3

1.84	“Tenant’s Category A Works” means the works (if any) undertaken by the Tenant or any subtenant or occupier of the Demised Premises which if carried out shall comprise works of the nature of (whether or not they are identical to) the MSDF Works and which shall be of no lesser standard or extent than the MSDF Works and as approved by the Developer pursuant to Clause 12.4

1.85	“Tenant’s Category B Works” means the works (if any) which if carried out are undertaken by the Tenant or any subtenant or occupier of the Demised Premises (in addition to the Tenant’s Category A Works or in substitution thereof) as part of the fitting out of the Demised Premises and which are approved in accordance with the provisions of this Agreement

1.86	“Tenant’s Consultants” means all or any of those persons appointed by the Tenant to advise the Tenant on the design and construction of the Demised Premises and/or the Tenant’s Works

1.87	“Tenant’s Contractors” shall have the meaning given to that expression in Clause 14.1

1.88	“Tenant’s Delay” means any delay to the Developer’s Works or any part or item of them arising out of or attributable to any act or omission or requirement of the Tenant or the Tenant’s Contractors or the Tenant’s Consultants or their respective agents, servants or contractors and any delays resulting from or properly attributable to any (or a combination) of the following (but so that there is to be no double counting):-

1.88.1	failure by the Tenant to respond in respect of the Developer’s Works Finishes by the date stipulated in Clause 6.1

1.88.2	any Tenant’s Requested Modifications or the carrying out of the Tenant’s Works or any works investigations process, actions claims or proceedings directly or indirectly consequent upon pursuant to or in connection with any Tenant’s Requested Modification; or

1.88.3	any breach by the Tenant of any of the terms of this Agreement and any other delay either expressly specified in this Agreement to be a Tenant’s Delay (but so that there is no double counting) and so that for the avoidance of doubt in calculating the overall period of any Tenant’s Delay for the purposes of this Agreement there shall also be included any period or periods of delay (but so that there shall be no double counting) directly consequential on any delays caused by any of the above events and Provided Further that for the avoidance of doubt nothing in this Agreement shall oblige the Developer to incur additional expenditure to mitigate Tenant’s Delay unless and to the extent that the Tenant agrees in writing to reimburse the same pursuant to Clause 4.2.4

1.89	“Tenant’s Inducement” means the sum calculated pursuant to the following formula (exclusive of any Value Added Tax which may be chargeable at any rate)

A	x	B	x	C
D

where:-

A	=	the Net Internal Area of the part of the Office Floors to be demised by the Leases expressed in square feet

B	=	Forty five pounds (£45)

C	=	the monthly figure shown in the Index for the month of the date of this Agreement

D	=	the monthly figure shown in the edition of the Index last published before the date the Tenant’s Inducement becomes payable

1.90	“Tenant’s Plans” shall have the meaning ascribed to them in Clause 12.5

1.91	“Tenant’s Quantity Surveyor” means such person as may be appointed by the Tenant to perform the function of the Tenant’s Quantity Surveyor pursuant to this Agreement and notified to the Developer as having been so appointed

1.92	“Tenant’s Representative” means Alan Moore or such other person as may be appointed by the Tenant to perform the function of the Tenant’s Representative pursuant to this Agreement and notified to the Developer as having been so appointed

1.93	“Tenant’s Requested Modification” means a modification or modifications requested by the Tenant in accordance with Clause 7.1 and as defined therein

1.94	“Tenant’s Solicitors” means Herbert Smith LLP of Exchange House, Primrose Street, London EC2A 2HS (Ref:2287/2626) or such other firm of solicitors as the Tenant may appoint and notify to the Developer

1.95	“Tenant’s Works” means, if any, collectively the Tenant’s Category A Works and the Tenant’s Category B Works or any of them as the context requires

1.96	“Tenant’s Works Areas” shall have the meaning attributed to that expression in Clause 13.1.1

1.97	“Tenant’s Works Practical Completion” means practical completion of the Tenant’s Category A Works

1.98	“Tenant’s Works Practical Completion Certificate” means the certificate of the Tenant to the effect that Tenant’s Works Practical Completion has been achieved

1.99	“Term Commencement Date” means the date calculated in accordance with Clause 23.2.1

1.100	“Trade Contractors” means each trade contractor appointed by the Developer in connection with the Developer’s Works

1.101	“Trade Contractors Preliminaries” means the preliminaries referred to in any contract entered into with a Trade Contractor

1.102	“TRM Application” shall have the meaning given to that expression in Clause 7.1

1.103	“TRM Authorisation Request” shall have the meaning given to that expression in Clause 7.4.1

1.104	“TRM Plans” means plans showing (i) areas coloured blue which would have been Net Internal Area save for the effect of Tenant Requested Modifications and (ii) areas coloured orange which would not have been Net Internal Area and/or car parking spaces save for the effect of Tenant Requested Modifications

1.105	“Uninsured Risks Deed” means the uninsured risks deed to be entered into between Canary Wharf Estate Limited and the Tenant and to be in the form of the agreed draft annexed to this Agreement as Annexure 9

1.106	“Value Added Tax” and “VAT” mean value added tax imposed by the VAT Act and any other tax whether imposed in the United Kingdom (instead of or in addition to Value Added Tax) or elsewhere from time to time of a similar fiscal nature

1.107	“VAT Act” means the Value Added Tax Act 1994

1.108	“VAT Group” means a group for the purposes of the VAT Grouping Legislation

1.109	“VAT Grouping Legislation”:-

1.109.1	Sections 43 to 43D of the VAT Act; and

1.109.2	Value Added Tax (Groups: eligibility) Order 2004 SI 2004/1931

1.110	“Working Day” means any day (other than a Saturday or a Sunday) upon which clearing banks in the United Kingdom are open to the public for the transaction of business

2.	INTERPRETATION

In this Agreement unless the context otherwise requires:-

2.1	Words importing the masculine gender only shall include the feminine gender and neuter meaning and vice versa and words importing the singular number shall include the plural number and vice versa and all references to a Clause or Schedule shall mean a Clause of or Schedule to this Agreement;

2.2	References to drawings and documents annexed to this Agreement shall include the drawings and documents initialled for identification on behalf of the parties to this Agreement for the purposes of this Agreement (whether individually or as part of an agreed bundle or bound volume or otherwise);

2.3	The Clause and paragraph titles and headings are for convenience only and shall not be construed in or affect the interpretation of this Agreement;

2.4	Every covenant by a party comprising more than one person shall be deemed to be made by such party jointly and severally. In the case of the Landlord, covenants which relate to Office Floor 17 shall be made by and benefit CW Leasing DS7F Limited and covenants which relate to Office Floors 11 to 16 (inclusive) shall be made by and benefit CWCB Properties (DS7) Limited;

2.5	Words importing persons shall include firms, companies and corporations and vice versa and reference to the rights of the Tenant or to the rights of the Developer shall be deemed to extend to the Tenant’s or the Developer’s (as the case may be) servants and consultants, workmen, contractors, sub-contractors, agents or any person or persons acting on its or their behalf or under its or their control;

2.6	Any covenant by any party not to do any act or thing shall include an obligation not to permit or suffer such act or thing to be done and (so far as is within its direct control) to procure that it is not done and any reference to consent or approval or other confirmation not being unreasonably withheld (or similar expression) shall be deemed to include reference to such consent or approval or other confirmation not being unreasonably delayed;

2.7	Any reference to the right of the Developer or the Tenant to have access to, enter or call for information on the Site shall be construed as entitling the Developer or the Tenant (as the case may be) to supply the same to their respective servants, agents, professional advisers, contractors and workmen for the purposes of and contemplated by and upon terms (including as to confidentiality) which are consistent with this Agreement;

2.8	Any reference to a statute (whether specifically named or not) shall include any amendment or re-enactment of it for the time being in force, and all instruments, orders, notices, regulations, directions, bye-laws, permissions and plans for the time being made, issued and or given under it, or deriving validity from it (in each case a “Change”) provided that where any design has been carried out or work commenced or scheduled under this Agreement and any relevant Change takes place then the Developer may (insofar as to do so would not place it or any future occupier of all or part of the Building in breach of a Statutory Requirement) carry out and complete the Developer’s Works or perform any of its other obligations hereunder as if such Change had not taken place;

2.9	The words “including” “include” “excluding” and “exclude” shall be deemed to be followed by the words “without limitation”

2.10	Whenever pursuant to this Agreement a party is required to give consent, approval or confirmation (in this Clause 2.10 each a “relevant approval”) within a specified time period (in this Clause 2.10 the “time period”) it shall be reasonable for the party requested to give the relevant approval to withhold, refuse or delay the relevant approval if the information provided to it (taken together with its existing knowledge) is insufficient to enable it properly to give its consent, approval or confirmation and if within the time period such party gives notice to the party requesting the relevant approval that it requires specifically identified further information in order to be able properly to consider the request for the relevant approval

PART 2

DEVELOPMENT OBLIGATIONS

3.	APPROVALS AND STATUTORY REQUIREMENTS

3.1	Required Consents and Approvals

3.1.1	Subject to Clause 3.1.2, the Developer shall (to the extent that it has not already obtained the same and the same remain in force) at its own cost and expense use all reasonable endeavours to obtain all Approvals (other than the fire certificate which it shall be the Tenant’s responsibility to obtain) required for the carrying out and completion of the Developer’s Works disregarding any Tenant’s Requested Modifications

3.1.2	The Developer shall use all reasonable endeavours without delay to obtain any Approvals required in relation to any Tenant’s Requested Modifications and the costs properly incurred by the Developer in doing so shall constitute Modification Costs for the purposes of this Agreement

3.1.3	Where the cost of obtaining Approvals cannot be apportioned (both parties acting reasonably) between items under Clauses 3.1.1 and 3.1.2 then the cost shall be shared equally between the Developer and the Tenant

3.2	The Developer to comply with CDM Regulations

The Developer shall in respect of the Developer’s Works act as client for the purposes of the CDM Regulations and shall use all reasonable endeavours to procure compliance by the Trade Contractors and the Consultants and the CDM coordinator and Principal Contractor with their respective obligations under the CDM Regulations until the Developer’s Works have been completed and all relevant certificates of making good defects have been issued and the Developer shall execute and deliver to the Health &

Safety Executive a declaration in accordance with paragraph 4(4) of the CDM Regulations that it will act as client in respect of the Developer’s Works for the purposes of the CDM Regulations

4.	THE DEVELOPMENT

4.1	Period allowed for completion of Developer’s Works

The Developer shall use reasonable endeavours to procure that Developer’s Works Practical Completion (or if the Tenant requests the carrying out of items 1, 2 and/or 4 of the Schedule of Pre-approved Modifications, the Access Date) in respect of each Office Floor occurs no later than the relevant Target Date as such Target Date is extended by Force Majeure and Tenant’s Delay

4.2	Quantification of permitted extensions of time and the Developer’s mitigation

4.2.1	If, in the Developer’s opinion (acting reasonably), at any time during the course of the execution of the Developer’s Works, the Developer has been or is being or is reasonably likely to be delayed in its ability to commence or continue with the carrying out of the Developer’s Works or to complete the same in accordance with the provisions of this Agreement by reason of Force Majeure and/or Tenant’s Delay then the Developer shall notify the Tenant accordingly in writing giving the Tenant as much early warning of such delay or potential delay as is reasonably practicable

4.2.2	The Developer and the Tenant shall as soon as reasonably practicable discuss the best methods for minimising any such delay or potential delay and mitigating its effects and shall wherever practicable (acting reasonably) seek to agree upon a plan or strategy for minimising the same and mitigating such effects and (subject always to Clauses 4.2.4 and 4.2.5) both the Developer and the Tenant shall (acting reasonably) assist each other to overcome and/or minimise and/or mitigate the same with all due speed

4.2.3	The Developer and the Tenant in accordance with the terms of this Agreement shall together seek to agree a fair and reasonable extension of time for the completion of the Developer’s Works in respect of each delay which arises out of or is attributable to Force Majeure and/or Tenant’s Delay and when each such extension has been agreed or (in the event of dispute) is determined by an Independent Person acting as an expert in accordance with Clause 31.5 each such extension of time shall be granted to the Developer and all the dates and periods in this Agreement which are expressed to be extendable by reason of such delay shall be treated as deferred (or further deferred if extensions of time have already been granted) by such agreed or determined extension of time

4.2.4	The Developer shall constantly (but without being obliged to incur any additional expenditure (unless and to the extent the Tenant agrees in writing to reimburse the Developer for the same)) use best endeavours to mitigate delays caused by Force Majeure and/or Tenant’s Delay and/or for whatever other reason

4.2.5	The Tenant shall constantly (but without being obliged to incur any additional expenditure (unless and to the extent that the Developer agrees in writing to reimburse the Tenant for the same)) use best endeavours to mitigate delays caused by Tenant’s Delay and/or for whatever other reason

4.3	Liquidated Damages

If the Developer fails to achieve Developer’s Works Practical Completion (or if the Tenant requests the carrying out of items 1, 2 and/or 4 on the Schedule of Pre-approved Modifications, the Access Date) on any Office Floor by the relevant Liquidated Damages Date as such date is extended by Force Majeure and/or Tenant’s Delay then the twenty nine (29) month period referred to in Clause 23.2.3 shall be extended by one day for each day that Developer’s Works Practical Completion (or the Access Date (as the case may be)) in respect of that Office Floor occurs later than the relevant Liquidated Damages Date (as extended as aforesaid) in respect of such Office Floor and with the exception of the above (which are recognised on a genuine and realistic assessment of the Tenant’s prospective losses and which are intended to constitute liquidated and ascertained damages) it is agreed that the Developer shall have no other liability to the Tenant as a result of failure to achieve Developer’s Works Practical Completion (or if the Tenant requests the carrying out of items 1, 2 and/or 4 on the Schedule of Pre-approved Modifications, the Access Date) in respect of any Office Floor by the relevant Target Date

4.4	Office Floor 17

4.4.1	The Landlord hereby agrees to act in good faith in the delivery of Office Floor 17

4.4.2	If at any time between 1 January 2009 and 1 July 2009 it becomes apparent to the Landlord acting reasonably that it will not procure vacant possession of Office Floor 17 so as to be able to achieve Developer’s Works Practical Completion on Office Floor 17 by 1 July 2010 it shall serve written notice upon the Tenant confirming as such (a “Floor 19 Notice”) and will provide the Landlord’s reasonable estimate of when it expects Office Floor 17 will be vacant and at the Tenant’s request will provide such other evidence as the Tenant reasonably requires in respect of such estimate

4.4.3	Following the service of a Floor 19 Notice the Tenant shall within ten (10) Working Days serve written notice upon the Landlord electing either:-

(a)	to take a lease of Office Floor 19 in which case all references in this Agreement to Office Floor 17 shall be deemed to be references to Office Floor 19; or

(b)	to wait for delivery of Office Floor 17

4.4.4	In the event the Tenant elects to take Office Floor 19 the parties agree that:-

(a)	the twenty nine (29) month period referred to in Clause 23.2.4 shall be increased by three (3) months so as to be a thirty two (32) month period; and

(b)	the parties agree that all references to Office Floor 19 in the Third Option Agreement dated the same day as this Agreement shall be deemed to be to Office Floor 17

(c)	they shall enter into a separate option agreement in respect of Office Floor 17 on the same terms as the First Option Agreement dated the same date as this Agreement (mutatis mutandis) but varied so that if following the exercise of the option, Office Floor 17 is not available then:

(i)	the Extension Option Period shall expire on 29 September 2012; and

(ii)	there shall be no obligation upon the Landlord to offer an alternative floor elsewhere in the Building;

and if any of the parties requires the parties shall agree and enter into a document reflecting the terms of the separate option agreement referred to in this sub-paragraph (c)

4.4.5	In the event that the Tenant elects to wait for Office Floor 17 then the Target Date for Office Floor 17 shall be the date falling ten (10) months after the date Office Floor 17 becomes vacant and the Liquidated Damages Date for Office Floor 17 shall be the date falling one day after such Target Date

5.	EXECUTION OF THE DEVELOPER’S WORKS

5.1	Execution of Developer’s Works

The Developer shall (save to the extent it is prevented from so doing by Force Majeure and/or Tenant’s Delay and subject to the obtaining of all Approvals) at its own cost and expense (subject to the provisions of Clause 7) procure or (as appropriate) continue the execution of the Developer’s Works (including for the avoidance of doubt any approved Tenant’s Requested Modifications or other variations permitted under this Agreement to the Developer’s Works) and each and every part of them:-

5.1.1	in a good substantial and workmanlike manner and according to good building practice generally accepted in England and Wales for a project of this nature at the date of this Agreement;

5.1.2	using reasonable skill and care as would be expected of a developer which is experienced in carrying out works similar to the Developer’s Works;

5.1.3	using good quality materials, goods and equipment; and

5.1.4	in accordance with and subject to:-

(a)	the Approvals

(b)	all Statutory Requirements and relevant regulations current at the time of execution of the Developer’s Works which shall affect the execution and carrying out of the Developer’s Works

(c)	the Developer’s Works Specification

(d)	the terms of this Agreement

5.1.5	with all due diligence (subject always to any Tenant’s Delay or Force Majeure)

Provided That the Developer shall have no liability to the Tenant pursuant to this Agreement following the date falling ten (10) years after the Final Developer’s Works Practical Completion Date (save in respect of any claims notified prior to the expiry of such period) or if it is agreed or determined that there shall have been Tenant’s Delay then the date falling ten (10) years after the date which it is agreed or determined as provided in Clause 20.3 that the Final Developer’s Works Practical Completion Date would have been achieved but for Tenant’s Delay or to the extent that any defects arise in the Developer’s Works as a result of any of the Tenant’s Works (save in respect of any claims notified prior to the expiry of such period)

5.2	Construction Materials

The Developer shall not specify any of the Prohibited Materials for use in the Developer’s Works

6.	VARIATIONS TO THE DEVELOPER’S WORKS

6.1	Developer’s Works Finishes

The Developer shall have regard to (but shall not be bound by) any reasonable representations made by the Tenant with regard to the Design Development of the Developer’s Works Finishes Provided such representations are made before 1 March 2008

6.2	Permitted Variations

6.2.1	The Developer shall be entitled to make alterations, additions or variations to the Developer’s Works without the Tenant’s consent where:-

(a)	such are lawfully required after the commencement of the Developer’s Works in order to comply with Statutory Requirements; or

(b)	any materials specified in the specifications relating to the Developer’s Works are in short supply or are or become unobtainable or an adequate supply thereof cannot be guaranteed or are subject to delay and if awaited would demonstrably impede the progress of the Developer’s Works (in which event the Developer will use alternative materials of a similar nature, type, character, design and of no lesser quality to those specified in the specification forming part of the Developer’s Works Specification); or

(c)	the same constitute Design Development; or

(d)	the same are immaterial whether taken individually and/or as a whole with any other variations previously made pursuant to this Clause 6 subject in each case to the Tenant being consulted in relation thereto and the Developer will have regard to but shall not be bound by any reasonable representations of the Tenant

6.2.2	The Developer shall be entitled to make alterations, additions or variations to the Developer’s Works with the Tenant’s approval (such approval not to be unreasonably withheld) where the same relate to the Developer’s Works Finishes or do not otherwise fall within Clause 6.2.1

6.2.3	If within a period of six (6) Working Days following receipt by the Tenant of a written notice from the Developer requesting the Tenant to consent to an alteration, variation or amendment or the details of the same pursuant to Clause 6.2.2 (such request being accompanied by a full and proper package of technical drawings and information as is available and any other reasonable information the Tenant shall reasonably require and shall have requested in order to evaluate the Developer’s request) the Tenant has not in writing approved or reasonably objected to any such alterations, additions or variations or objected to the details of them giving its reasons or requested such further technical drawings and information as it may reasonably require in order to evaluate the request then consent shall be deemed to have been given by the Tenant

6.2.4	The Developer shall as soon as reasonably practicable supply to the Tenant details of any such alterations, additions or variations as are referred to in this Clause 6 together with copies of any plans drawings and specifications relating to them

6.2.5	If the Tenant makes a written objection following a request for consent pursuant to the provisions of Clause 6.2.2 such written objection shall specify in reasonable detail the grounds for such objection and in the event of dispute as to whether or not the Tenant is acting reasonably in objecting then either party may refer the matter to the Independent Person acting as an expert pursuant to the provisions of Clause 31.5

7.	TENANT’S REQUESTED MODIFICATIONS

7.1	Tenant’s Notification of Modifications

The Tenant shall be entitled in accordance with the provisions of this Clause 7 and subject in the case of Tenant’s Requested Modifications causing delay to the Developer’s Works to the request being made no later than 30 April 2008 and subject to the request being reasonably practicable to implement at the time of the request and subject to compliance with Clause 7.2, at the Tenant’s sole cost and expense and by application in writing to request the Developer to approve (such approval not to be unreasonably withheld or delayed) additions and/or substitutions to the Developer’s Works (in each case a “Tenant’s Requested Modification”). In the event that there is disagreement between the parties as to whether this Clause 7.1 applies either party may apply for the matter to be determined by an Independent Person acting as an expert pursuant to Clause 31.5

7.2	Restrictions on Proposals

Tenant’s Requested Modifications shall not contain facilities, materials or work which, if implemented (when looked at together with any previously requested Tenant’s Requested Modifications including those requested but not yet agreed and taking into account any payments made or to be made between the parties pursuant to this Clause 7), would:-

7.2.1	alter the exterior (including the appearance) of the Building (other than to an immaterial extent) or the external envelope of the Building; or

7.2.2	adversely affect the structural integrity of the Building; or

7.2.3	reduce the lettable area of the Building (other than to an immaterial extent); or

7.2.4	reduce the open market value or open market rent of the whole or any part of the Building otherwise than by reducing its lettable area; or

7.2.5	negate or adversely affect the validity or enforceability of or the availability or quantum of remedies or damages under any appointment contract or warranty entered into by any Consultant or any Trade Contractor; or

7.2.6	place (or prospectively place) the Developer in breach of its obligations to any third parties; or

7.2.7	be incompatible with any of the Developer’s Works and which may result in significant changes to the Developer’s Works already carried out or to be carried out by the Developer;

7.2.8	be such as are intended to form any part of the MSDF Works (or works of that type) or any part of the Tenant’s Works

7.2.9	adversely affect (other than to an immaterial extent) the usage or the functioning of the Building Systems or the cost of operating the Building Systems;

7.2.10	specify the use of any Prohibited Materials or violate any laws or the requirements of any Approvals or the requirements from time to time of any insurers or be such that any Approval or any insurance effected or to be effected by the Developer pursuant to Clause 22 is reasonably likely to be prejudiced or unobtainable or is adversely affected; or

7.2.11	in the Developer’s reasonable judgement not be reasonably capable of being reinstated at the end or sooner determination of the contractual term of the Lease provided always that the Tenant shall not be required to reinstate any floor strengthening works conducted as part of the Tenant’s Works; or

7.2.12	cause or be likely to cause a Tenant’s Delay which (when taken together with any other Tenant’s Delays which have already occurred or which are reasonably foreseeable) would exceed 60 days in the aggregate

Any dispute as to whether a Tenant’s Requested Modification is prohibited by this Clause 7.2 or whether the Developer is reasonably withholding consent pursuant to Clause 7.1 or this Clause 7.2 shall be agreed between the Developer and the Tenant within five (5) Working Days of a written request so to do by one party to the other or in the event they cannot so agree shall be determined by the Independent Person acting as an expert in accordance with Clause 31.5

7.3	Approval of Modifications

The Tenant shall furnish with any such application (a “TRM Application”) the reasons for it and sufficient information to enable the Developer to determine the extent and scope of the Tenant’s Requested Modifications, the cost of the same, any proposed changes to lettable area, any anticipated impact on the programme for the carrying out of the Developer’s Works, the letting, running or management of the Building or any part of it or the Developer’s interest in it. The Developer shall not be obliged, where it has given initial consideration to a TRM Application but has found that any such reasons and/or information as referred to above have not been provided or the Developer reasonably requires other information, to give further consideration to the TRM Application until the Tenant has (following written request from the Developer identifying the missing further information that is required such request is to be given within five (5) Working Days of receipt of the TRM Application) provided that further information which the Developer requires

7.4	Authorisation Requests and Estimates

7.4.1	As soon as reasonably practicable following receipt of the information specified in Clause 7.3 and (subject as set out in Clauses 7.1 and 7.2) if the Developer approves a TRM Application the Developer shall as soon as reasonably practicable work closely with the relevant Tenant’s Consultant (and, in particular, the Tenant’s Quantity Surveyors) and shall furnish to the Tenant in duplicate a memorandum which sets out details of the Tenant’s Requested Modification in question, the duplicate of which will include an acceptance section for completion by the Tenant if it wishes to proceed with such Tenant’s Requested Modification (the “TRM Authorisation Request”) and to which is annexed a statement setting out:-

(a)	the Approvals and the third party consents required in respect of the Tenant’s Requested Modification (the “Modification Consents”)

(b)	an estimate of any Tenant’s Delay which is likely to result by reason of such Tenant’s Requested Modification and which shall include any estimated period of delay in respect of seeking and obtaining the Modification Consents (“Estimate of Tenant’s Delay”)

(c)	a statement (the “Costs Estimate”) setting out in reasonable detail the Developer’s good faith estimate of, the Modification Costs in relation to such Tenant’s Requested Modification

Provided That the Estimate of Tenant’s Delay and the Costs Estimate (the “Relevant Estimates”) shall not be binding on the Developer or the Tenant and no warranty as to the accuracy of such statements is given or shall be implied

7.4.2	Prior to receiving the Tenant’s countersigned TRM Authorisation Request and Relevant Estimates the Developer shall continue to progress or procure the progress of the Developer’s Works as if no application for a Tenant’s Requested Modification had been received

7.5	Acceptance by the Tenant

7.5.1	If, having received the TRM Authorisation Request and the Relevant Estimates provided by the Developer pursuant to Clause 7.4.1, the Tenant wishes to have the Tenant’s Requested Modification made it shall (within the period specified in the memorandum being not less than five (5) Working Days after receipt of such TRM Authorisation Request and Relevant Estimates) countersign (by way of acknowledgement) and return the duly countersigned duplicate (without amendment or qualification) of the TRM Authorisation Request to the Developer

7.5.2	The countersigning and returning of the duplicate TRM Authorisation Request unamended and unqualified by the Tenant authorises the Developer to proceed with the Tenant’s Requested Modification and confirms that the actual Modification Costs referable to the Tenant’s Requested Modification incurred by the Developer whether or not in excess of those set out in the Costs Estimate shall (inter alia) constitute Modification Costs for the purposes of this Agreement and that the Tenant shall be responsible for all the consequences of any actual resulting period of Tenant’s Delay whether or not in excess of the Estimate of Tenant’s Delay

7.6	Preparation of Plans

If the Tenant has countersigned and returned a TRM Authorisation Request unamended and unqualified to the Developer then:-

7.6.1	The Developer shall, subject to Clause 7.6.2, prepare or procure the preparation of scaled and dimensioned architectural and engineering working drawings and specifications showing in detail and in scope the Tenant’s Requested Modification which drawings and specifications are in this Agreement together called “Modification Plans” Provided That if it is apparent that a Modification Consent is required the Developer shall first prepare or procure the preparation of the plans which are necessary in order to apply for the Modification Consent and only prepare or procure the preparation of full Modification Plans either when the Modification Consent has been obtained or, if earlier, when the parties agree (acting reasonably) that it is appropriate to do so

7.6.2	The Tenant shall bear the proper costs and expenses incurred by the Developer in preparation of the Modification Plans and the plans necessary to apply for the Modification Consent

7.6.3	Any facilities or materials supplied by and any work performed or procured by the Developer by reason of Tenant’s Requested Modification which are described in the Modification Plans are called “Modifications” in this Agreement and shall be deemed to be part of the Developer’s Works

7.6.4	At the request of the Tenant the Developer shall at the Tenant’s proper cost and expense seek and use its best endeavours to obtain the Modification Consents and shall notify the Tenant whether the same have been granted or otherwise forthwith on receiving notification of the same

7.6.5	If the Modification Consents are refused the Tenant’s request for the Tenant’s Requested Modification shall be deemed to be withdrawn and the provisions of Clause 7.9 shall apply

7.6.6	Subject to the Tenant having received copies of the Modification Consents, the Tenant shall notify the Developer within ten (10) Working Days of their receipt by the Tenant whether the Modification Consents are satisfactory to it and if they are the provisions of Clause 7.8 shall apply and if they are not or if the Tenant shall fail to give such notice within such period the Tenant’s request for the Tenant’s Requested Modification shall be deemed to be withdrawn and the provisions of Clause 7.9 shall apply

7.6.7	Any delay to the Developer’s Works resulting from the need for and the obtaining of Modification Consents shall be a Tenant’s Delay for the purposes of this Agreement

7.7	Calculation of actual Modification Costs referable to Tenant’s Requested Modifications

The Developer shall calculate the amount of the actual Modification Costs referable to the Modifications utilising (inter alia) initially for estimation purposes the pricing information provided by each Trade Contractor appointed or to be appointed in respect of the relevant element of the Developer’s Works and eventually utilising (inter alia) the sums finally payable to Trade Contractors in relation to the relevant Tenant’s Requested Modifications

7.8	Execution of the Modifications

Subject to:-

7.8.1	the Tenant countersigning and returning an unamended and unqualified TRM Authorisation Request in accordance with Clause 7.5.1;

7.8.2	preparation of the relevant Modification Plans;

7.8.3	obtaining all requisite Approvals (to include any necessary Modification Consents);

7.8.4	a Trade Contractor having been selected or an existing Trade Contract having been varied;

7.8.5	the Tenant paying to the Developer the Modification Costs referable to the relevant Tenant’s Requested Modifications in accordance with Clause 7.10 the Developer shall procure the carrying out of the relevant Tenant’s Requested Modifications as part of the Developer’s Works in accordance with the provisions of this Agreement

7.9	Tenant’s Withdrawal of a Tenant’s Requested Modification

If:-

7.9.1	the Tenant withdraws a request for the Tenant’s Requested Modification prior to the Developer commencing the relevant Developer’s Works (any later withdrawal being treated as a request for a Tenant’s Requested Modification pursuant to Clause 7.1) or is deemed to do so in accordance with the provisions of Clause 7.6.5 or 7.6.6; or

7.9.2	the Tenant fails to countersign and return a TRM Authorisation Request unamended and unqualified to the Developer in accordance with Clause 7.5.1 then the Developer shall have no further obligation to implement the Tenant’s Requested Modification in question and all Modification Costs and other proper costs and expenses incurred by the Developer pursuant to this Agreement in respect of such withdrawn Tenant’s Requested Modification (including, for the avoidance of doubt, any costs which will need to be incurred in reverting to designing and constructing the relevant parts of the Developer’s Works (as designed prior to the variations proposed by the Tenant’s Requested Modification)) shall constitute Modification Costs and any actual delays resulting from the Developer complying with its obligations pursuant to this Agreement in respect of such withdrawn Tenant’s Requested Modification shall constitute a Tenant’s Delay for the purposes of this Agreement and the Tenant agrees for the avoidance of doubt that where the Developer continues with the execution of any aspects of the Developer’s Works prior to the incorporation of a Tenant’s Requested Modification and/or the preparation of designs or specifications or the placing or negotiation of any contracts orders or other matters following the submission of a TRM Application then any costs which are wasted as a result shall nonetheless be included in the Modification Costs

7.10	Tenant responsible for Modification Costs

The Developer shall deliver to the Tenant’s Representative from time to time a statement or statements specifying all Modification Costs actually committed by the Developer together with the fixed preliminaries percentage and additional percentage specified in Clauses 1.63.2 and 1.63.6 respectively and the Tenant shall pay to the Developer within ten (10) Working Days after the receipt thereof the amount specified in such statement or statements. The Tenant agrees for the avoidance of doubt that where the Developer continues with the execution of any relevant aspects of the Developer’s Works prior to incorporation of a Tenant’s Requested Modification and/or the preparation of designs or specifications or the placing or negotiation of any contracts orders or other matters following submission of a TRM Application then any costs which are directly wasted as a direct result shall nonetheless be included in the Modification Costs. In the event that a Tenant’s Requested Modification results in a cost saving to the Developer’s Works such cost saving shall either be credited against other Modification Costs incurred or reimbursed to the Tenant by the Developer as soon as reasonably practicable

7.11	Disputes as to Modification Costs

The Developer and the Tenant shall (where any Modification Costs are in dispute) procure that the Developer and the Tenant’s Quantity Surveyors use all reasonable endeavours to agree (both acting reasonably) the actual Modification Costs but in the event of disagreement either party may at any time refer the matter in dispute to an Independent Person (acting as an expert) in accordance with the provisions of Clause 31.5

7.12	Reinstatement of Tenant’s Requested Modifications

Unless the Developer otherwise requires the Tenant shall be required to reinstate the relevant Tenant’s Requested Modification at the end or sooner determination of the term of the Lease and the Tenant agrees to include a covenant in the Licence in such a form as the Developer may reasonably require obliging the Tenant to undertake such reinstatement provided always that the Tenant shall not be required to reinstate any floor strengthening works carried out as a result of a TRM Application and this shall be stated as such in the Licence

7.13	Time of the essence

Time shall be of the essence for all the purposes of this Clause 7

8.	PRE-APPROVED MODIFICATIONS

8.1	Deemed Approval

The Developer confirms that in the event the Tenant makes a TRM Application in respect of any of the items set out in the Schedule of Pre-approved Modifications by the critical date for the making of such TRM Modifications stipulated within such Schedule of Pre-approved Modifications then such item shall be deemed approved by the Developer notwithstanding that it may breach the provisions set out in Clause 7.2 and the Developer shall carry out such item as part of the Developer’s Works upon the signing of an unamended and unqualified TRM Authorisation request in respect of such item

8.2	Cost of the Permitted Variations

The cost of carrying out any of the items referred to in the Schedule of Pre-approved Modifications shall be fixed as the amount the Developer stipulates in the relevant Costs Estimate, the Tenant recognising that the Developer shall be entitled to include in the relevant Costs Estimate a reasonable contingency to reflect the risks associated with carrying out the relevant item at a fixed cost

8.3	Delay as a result of conducting the Permitted Variations

For the avoidance of doubt any delay to the Developer’s Works resulting from the incorporation of works pursuant to Clause 8.1 shall be a Tenant’s Delay for the purposes of this Agreement

8.4	Time of the essence

Time shall be of the essence for all the purposes of this Clause 8

9.	POTENTIAL RISERS AND GOODS LIFT

9.1	Carrying out of Works

The Developer shall be entitled to (but shall not be obliged to):-

9.1.1	create a lift door opening and lobby or fire shutter to the Potential Goods Lift Shaft

9.1.2	create additional riser space within all or part of the Potential Riser Space and if the Developer elects to carry out such works on any of the Office Floors it shall carry out such works prior to the relevant Developer’s Works Practical Completion Date relating to that Office Floor

9.2	Leases

The Landlord and the Tenant agree that to the extent any lift lobby or additional riser space is created by the Developer pursuant to Clause 9.1 then the space occupied by such lift lobby and/or additional riser spaces shall not form part of the Demised Premises for the purposes of measurement and lease grant but that any parts of the Potential Riser Space which are not so built shall form part of the Demised Premises

10.	SITE VISITS AND MEETINGS AND SUPPLY OF INFORMATION AND DOCUMENTATION

10.1	Site visits

During the period up to Developer’s Works Practical Completion of the area in question the Developer shall permit the Tenant and the Tenant’s Consultants and Tenant’s Contractors (but limited to such number of people as is reasonable in the circumstances) at all normal working hours to enter onto the Site (accompanied by a representative of the Developer if the Developer shall so require) (a) to view the progress and state of the Developer’s Works and the materials used or intended for use therein (but not to test any of the materials) (b) to check compliance by the Developer, the Developer’s Contracting Team and the Consultants with their obligations (c) to check the quality of the work (d) to prepare plans, drawings and specifications for the carrying out of the Tenant’s Works or (e) for any other proper reason SUBJECT nevertheless to:-

10.1.1	reasonable prior notice being given to the Developer

10.1.2	the Tenant and others as aforesaid reporting to floor 6 of the Building before making any inspection and acting in accordance with the instructions of the Developer’s representative

10.1.3	compliance with such reasonable safety and security precautions and insurance requirements as may be in force from time to time on the Site and notified to the Tenant in advance

10.1.4	the Tenant and others as aforesaid not giving instructions or making representations to the persons engaged in the carrying out of the Developer’s Works

10.1.5	the progress of the Developer’s Works not being impeded

and the Developer shall procure that any defects, faults or failures to comply with Clause 5.1 in respect of which the Tenant serves written notice following such entry and which the Developer agrees acting reasonably are defects, faults or failures to comply with Clause 5.1 are remedied and made good at the appropriate time according to the nature of the work in question

10.2	Meetings

Not less frequently than once every month the Developer shall convene and give not less than four (4) Working Days’ prior written notice to the Tenant of the time, date and place of a formal progress meeting relating to the Developer’s Works and a reasonable number of representatives of the Tenant (having regard to the nature of the meeting) shall be entitled to attend such meeting for the purpose of reviewing the progress of the Developer’s Works and making representations concerning progress and standards of workmanship

10.3	Minutes and other information

10.3.1	As the same become available the Developer shall send to the Tenant (or to such party on behalf of the Tenant as the Tenant may in writing direct) copies of the following:-

(a)	minutes of all such meetings as are mentioned in Clause 10.2; and

(b)	the Developer’s Works Specification

10.3.2	The Tenant acting reasonably and in order to obtain information which it requires for the purposes of designing the Tenant’s Works may require the Developer to supply a set of DWG format CAD discs of particular documents or classes of documents which are on the Developer’s document control system at that time

11.	COPYRIGHT

11.1	Grant of Non-exclusive Licence by Developer

Insofar as the copyright to any drawings or other intellectual property relevant to the Developer’s Works is owned by the Developer or the Developer has power to grant a licence or sub-licence (as the case may be) to use or reproduce the same, the Developer hereby irrevocably grants to the Tenant a non-exclusive licence or sub-licence (as the case may be) to use and reproduce and further sub-licence the same for the purposes set out in Clause 11.2. The Developer confirms it is able to grant to the Tenant such a licence in respect of the design drawings

11.2	Tenant’s Undertaking

The Tenant undertakes that it shall observe all restrictions on copyright and other intellectual property rights applicable to and treat as supplied in confidence all drawings, plans, specifications, costs, trade contract documents and calculations supplied or made available to it by the Developer, the Developer’s Contracting Team or its Consultants or agents in connection with or related to the Developer’s Works and will not use or permit to be used any of the same otherwise than:-

11.2.1	in connection with the planning of the Tenant’s Works; or

11.2.2	for any other purposes authorised or required under this Agreement; or

11.2.3	for any other purpose connected with the Tenant’s beneficial use and enjoyment of the Demised Premises for the purposes permitted by the Leases and that the Tenant will procure compliance with this Clause 11.2 by the Tenant’s Consultants and the Tenant’s Contractors or any third party engaged, instructed or retained by the Tenant in connection with the Developer’s Works and/or the Tenant’s Works

11.3	Developer’s Liability

The Developer, the Developer’s Contracting Team and its Consultants will have no liability for the use and reproduction of such drawings etc for any other purpose than that which was contemplated by such parties at the time they were prepared for and provided to the Developer

11.4	Grant of non-exclusive licence by the Tenant

Insofar as the copyright to any drawings or other intellectual property relevant to the Tenant’s Works is owned by the Tenant or the Tenant has power to grant a licence or sub-licence (as the case may be) to use or reproduce the same, the Tenant hereby irrevocably grants to the Landlord a non-exclusive licence or sub-licence (as the case may be) to use and reproduce the same for the purposes set out in Clause 11.5

11.5	Developer’s Undertaking

The Developer undertakes that it shall observe all restrictions on copyright and other intellectual property rights applicable to and treat as supplied in confidence all drawings, plans, specifications, costs, trade contract documents and calculations supplied or made available to it by the Tenant and/or the Tenant’s Consultants and/or the Tenant’s Contractors in connection with or related to the Tenant’s Works and will not use or permit to be used any of the same otherwise than for any maintenance, funding, disposal, reinstatement or repair of the Building

11.6	Tenant’s liability

The Tenant, the Tenant’s Consultants and the Tenant’s Contractors will have no liability for the use and reproduction of such drawings etc for any other purpose than that which was contemplated by such other purpose than that which was contemplated by such parties at the time they were prepared for and provided to the Tenant

PART 3

TENANT’S WORKS

12.	APPROVAL OF TENANT’S WORKS

12.1	Tenant to submit details of Tenant’s Works

The Tenant shall in accordance with Clause 12.3 prior to commencing any element of the Tenant’s Works (or the relevant part of the Tenant’s Works) and at the Tenant’s sole cost and expense submit to the Landlord details (the “Details”) of all the Tenant’s Works for approval (such approval not to be unreasonably withheld) including:-

12.1.1	architectural working drawings and specifications; and

12.1.2	engineering working drawings and specifications

in respect of the facilities materials and work for the various elements of the Tenant’s Works and such Details shall

(a)	comply with the provisions of Clause 12.2 and

(b)	be fully co-ordinated with each other and with the Building and with the Developer’s Works and shall incorporate all information which the Landlord reasonably requires and notifies to the Tenant including details of all such Tenant’s Works and the dimensional locations thereof with reference to the building column centre line or the face of finished column enclosures and the Tenant may in drawing up the Details request the Landlord’s feedback and comments on any draft documents in relation to the Tenant’s Works (or any relevant part of the Tenant’s Works) which the Landlord shall (in good faith and as soon as reasonably practicable) consider and comment on and the Tenant acknowledges that any comments that the Landlord may make shall be made without creating any liability on the part of the Landlord and without prejudicing the Landlord’s approval required pursuant to this Clause 12.1

12.2	Limitations of Tenant’s Works

The Details submitted by the Tenant pursuant to Clause 12.1 (including any changes thereto) shall not:-

12.2.1	(save in respect of areas where works of the nature of the MSDF Works would be inappropriate) provide for works which are of a lesser standard save to an immaterial extent or extent than the MSDF Works; or

12.2.2	adversely affect the integrity of the structure of the Building or the operation of the Building Systems; or

12.2.3	contain matters which are absolutely prohibited under the terms of the Lease or which would be prohibited by Clause 7.2 (other than Clause 7.2.8); or

12.2.4	violate any laws or the requirements of any Approvals or the requirements from time to time of any insurers notified to the Tenant (or its representatives or advisors) or be such that any Approval or any insurance effected or to be effected by the Landlord is reasonably likely to be unobtainable or adversely affected

12.3	DWG Files

One set of DWG format CAD discs shall be submitted to the Landlord on each occasion that the Tenant supplies details of its proposals to the Landlord for approval

12.4	Landlord’s Approval

12.4.1	The Details and any changes thereto which the Tenant may request shall, to the extent that the Landlord’s approval to them is a requirement under the Lease, be subject to the Landlord’s prior approval such approval (subject to compliance with Clause 12.2) not to be unreasonably withheld. If the Landlord shall disapprove of any aspects of the applicable drawings and specifications then the Landlord shall within ten (10) Working Days of receipt of such drawings or specifications give notice in writing specifying in reasonable detail the grounds for such disapproval and the Tenant shall return to the Landlord appropriate corrections thereto within ten (10) Working Days after receipt of such notice. If the Landlord shall still decline to approve the Details as amended, then (subject in the case of the Tenant to the same being in compliance with Clause 12.2) either party may refer the matter or matters in dispute to the Independent Person acting as expert in accordance with the provisions of Clause 31.5

12.4.2	Nothing in the approval of the Details by the Landlord shall expressly or impliedly acknowledge or confirm that the Details comply with Clause 12.2. Notwithstanding any such approval the Details must comply with Clause 12.2 and in the event that they do not the Landlord shall be entitled to require reinstatement of the Tenant’s Works to the extent that they breach the requirements of Clause 12.2 at any time during the Lease Term

12.5	Tenant’s Plans

If (and to the extent only) the same are approved by the Landlord pursuant to Clause 12.4 the Details provided by the Tenant pursuant to the provisions of this Clause 12.1 and any changes therein permitted under Clause 12 are herein collectively called the “Tenant’s Plans”

12.6	Landlord’s Costs

The Landlord shall be responsible for its own costs and any costs of a superior landlord in approving the Tenant’s Works and in granting the Licences

12.7	Core Works

In relation to those portions of the Tenant’s Works which comprise the connection or interface with the electronic elements of the fire protection system, the building management system, the risers and other systems serving the Building or which affect the structure of the Building the Tenant shall employ such contractors as may be approved by the Landlord, such approval not to be unreasonably withheld or delayed provided that such contractors shall agree to provide their services to the Tenant at reasonable rates and terms

12.8	Approvals

The Tenant shall use all reasonable endeavours to obtain all necessary Approvals required for the Tenant’s Works following approval of the Tenant’s Plans

12.9	Tenant’s Delay

If the Developer’s Works or any part or item of the Developer’s Works are or is delayed as a result of and properly attributable to the Tenant carrying out the Tenant’s Works then any such delay shall be deemed a Tenant’s Delay

13.	PROVISIONS RELATING TO EARLY ACCESS

13.1	Tenant’s Works Areas and Early Access Method Statement

13.1.1	As soon as reasonably practicable and prior to the Access Date the Developer may notify the Tenant about those parts of the Demised Premises (the “Tenant’s Works Areas” shall be construed accordingly) to which the Developer may be able (the Developer using reasonable endeavours to enable the Tenant to enjoy such early access on a floor by floor basis) to offer the Tenant early access to perform pre-construction activities including site preparation, measurements and staging/storage of materials (“Pre-construction Activities”) prior to the Access Date and such notice shall identify the relevant areas and confirm the date or dates (which shall be a reasonable period after the date of service of such notice) by which the Developer needs to know whether the Tenant would like the opportunity to do so. If the Tenant wishes to take-up the opportunity in relation to any part or parts of the Demised Premises identified by the Developer in its notice then the Tenant shall notify the Developer prior to the relevant date specified in the Developer’s notice for each relevant area. If the Tenant shall serve such a notice the Tenant shall following consultation with the Developer submit to the Developer for approval (such approval not to be unreasonably withheld or delayed) a method statement (the “Early Access Method Statement”) in writing which Early Access Method Statement shall contain such of the information specified in Schedule 3 insofar as it is reasonably practicable and appropriate for the same to be included and may from time to time with the like approval be amended revised or updated by the Tenant at its own volition

13.1.2	Provided That prior to the Access Date:-

(a)	notwithstanding the Developer’s approval to the Early Access Method Statement it transpires that the Pre-construction Activities are having an materially adverse effect on the progress or completion of the Developer’s Works the Developer may require suspension of the Pre-construction Activities until the same may be recommenced without materially adversely affecting the progress or completion of the Developer’s Works;

(b)	insofar as it shall not be reasonably practicable to provide the information detailed in this Clause 13.1 within the time specified the Developer may approve (such approval not to be unreasonably withheld) its omission from the Early Access Method Statement but such information shall nonetheless be submitted to the Developer as soon as possible thereafter;

(c)	such occupation shall only be for the purposes of enabling the Tenant to carry out the Pre-construction Activities and for no other purpose;

(d)	such occupation shall be entirely at the Tenant’s own risk;

(e)	any delay to the completion of the remainder of the Developer’s Works which results from such occupation shall constitute Tenant’s Delay for the purposes of this Agreement;

13.2	Commencement of Work and Applicable Provisions

The Tenant and the Tenant’s Contractors shall not enter the Tenant’s Works Area or commence the Pre-construction Activities within any Tenant’s Work Area until the Early Access Date relevant for such Tenant’s Work Area and until the Early Access Method Statement has been approved and for the avoidance of doubt the provisions of Clauses 12, 14 and 15 shall also apply prior to the Access Date in respect of any Tenant’s Works carried out prior to the Access Date

13.3	Licence to have access

Subject to the provisions of Clause 12 and this Clause 13 and unless prevented from so doing by Force Majeure the Tenant its contractors agents advisers workmen and others engaged in the execution of the Tenant’s Works shall be permitted access to each Tenant’s Work Area as licensee in common with the Developer and others at all times (subject as hereinafter mentioned) with effect from the relevant Early Access Date relating to such Tenant’s Work Area for the purpose only of carrying out of

Pre- construction Activities until the Access Date and on and from the Access Date the provisions of Clause 14.1 shall apply in relation to the Tenant’s access to the Demised Premises to carry out the Tenant’s Works

13.4	Compliance with Early Access Method Statement

The Tenant shall itself, and shall procure that the Tenant’s Consultants and the Tenant’s Contractors and all other parties instructed by the Tenant comply with the Early Access Method Statement approved pursuant to the provisions of Clause 13.1 (as the same may be added to or varied from time to time as permitted by this Agreement)

13.5	Tenant’s Work Area Obligations and Acknowledgement

13.5.1	Upon entering each Tenant’s Work Area and any other parts of the Building to which access is permitted prior to the Access Date the Tenant will and will procure that its respective contractors, agents, advisers and workmen will at all times not damage or cause or permit its servants, agents or contractors or any other persons to damage the Developer’s Works and in particular not to interfere or permit such persons to interfere with or do or permit to be done by any such persons any act or thing which may adversely affect or delay any installation forming part of the Developer’s Works or the carrying out or completion of the Developer’s Works and not to make or instruct to be made by any such persons any connections with or to such installation without the prior approval of the Developer to such connections (which approval shall not be unreasonably withheld or delayed)

13.5.2	The Tenant shall itself, and shall procure that the Tenant’s Consultants and the Tenant’s Contractors and all other parties instructed by the Tenant comply with all reasonable rules restrictions and regulations in relation to access to the Tenant’s Works Areas and which may reasonably be imposed by the Developer and have been notified in writing to the Tenant and/or which shall be promulgated by the Developer for ensuring the integrity of the Building Systems and notified in writing to the Tenant

13.6	Long Stop Dates

13.6.1	If the Final Developer’s Works Practical Completion Date has not occurred by the Long Stop Date as such date is extended by Force Majeure and/or Tenant’s Delay then the Tenant shall be entitled by serving not less than two weeks’ prior written notice, such notice to be served within one month of the Long Stop Date (time being of the essence) to determine this Agreement and this Agreement shall unless Final Developer Works Practical Completion has occurred in the meantime terminate upon the expiry of such notice, such determination to be without prejudice to any right of action by any party in respect of any antecedent breach of any of the other parties

13.6.2	If the Developer has not specified an Early Access Date or an Access Date has not occurred by the Early Access Long Stop Date as such date is extended by Force Majeure and/or Tenant’s Delay then the Tenant shall be entitled by serving not less than two weeks’ prior written notice, such notice to be served within one month of the Early Access Long Stop Date (time being of the essence) to determine this Agreement and this Agreement shall, unless an Early Access Date or an Access Date has occurred in the meantime, terminate upon the expiry of such notice, such determination to be without prejudice to any right of action by any party in respect of any antecedent breach of any of the other parties

14.	PROVISIONS RELATING TO TENANT’S WORKS AFTER THE ACCESS DATE

14.1	Method Statement

Not less than one month prior to commencement of the Tenant’s Works, the Tenant shall submit to the Landlord for and obtain the Landlord’s approval to a method statement (a “Method Statement”) in writing which Method Statement shall contain the information specified in Schedule 3 insofar as it is reasonably practicable and appropriate for the same to be included Provided That:-

14.1.1	notwithstanding the Landlord’s approval to the Method Statement if in the carrying out of the Tenant’s Works in accordance with the Method Statement it transpires that the method of carrying out of the Tenant’s Works is having a material adverse effect on the ability of Canary Wharf Management Limited (or any substitute therefor) to provide any of the Estate Services (as defined in the Lease) or the ability of Canary Wharf Management (DS7) Limited to provide any of the Building Services (as defined in the Lease) the Landlord may require such amendments or variations to the Method Statement as are necessary to mitigate the ability to provide such services as aforesaid;

14.1.2	entry to the Demised Premises pursuant to the access to be granted under Clause 14.3 shall not be permitted until the Method Statement shall have been approved by the Landlord (such approval not to be unreasonably withheld or delayed); and

14.1.3	insofar as it shall not be reasonably practicable to provide the information detailed in this Clause 14.1 within the time specified the Landlord shall approve its omission from the Method Statement but such information shall nonetheless be submitted to the Landlord as soon as possible thereafter

14.2	Tenant’s Obligations

Upon entering the Demised Premises the Tenant will itself and will procure that its contractors agents advisers and workmen will at all times comply with the reasonable requirements promulgated by the Landlord for the benefit of the Development Site dealing with:-

14.2.1	loading and unloading of vehicles; or

14.2.2	delivery of materials for use in the Tenant’s Works; or

14.2.3	removal of rubbish from the Demised Premises

14.3	Entry as Licensee

Subject to the provisions of Clause 12 and this Clause 14 the Landlord shall grant the Tenant its contractors agents advisers workmen and others engaged in the execution of the Tenant’s Works (the “Tenant’s Contractors”) access to the Demised Premises and such other necessary parts of the Building as are reasonably required for access by the Tenant in connection with the carrying out of the Tenant’s Works by way of licence only in common with the Landlord and others at all times (subject as hereinafter mentioned) with effect from the Access Date until the date of grant of the Leases for the purpose only of the commencement and execution of any of the Tenant’s Works

14.4	Tenant’s obligations

Upon entering the Demised Premises the Tenant will itself and will procure that its contractors agents advisers and workmen will at all times:-

14.4.1	comply in all respects with the provisions of the Method Statement approved pursuant to the provisions of Clause 14.1 as the same may be added to amended or varied from time to time as permitted by this Agreement and comply in all respects with the Regulations (as defined in the Lease) as updated from time to time and notified to the Tenant in writing and produced by Canary Wharf Management Limited as an addition or substitute therefor);

14.4.2

(save to the extent and degree expressly authorised under this Agreement by reason of the approval of the Tenant’s Works) not damage or cause or permit its servants agents or contractors or any other persons to damage the Building or the Developer’s Works and in particular not to interfere or permit such persons to interfere with or do or permit to be done by any such persons any act or thing which may adversely affect other than to an immaterial extent any installation forming part of the Building or the Developer’s Works or the carrying out or completion thereof and not to make or instruct to be made by any such persons any connections with or to such installation (other than any approved as part of the Tenant’s Plans) without the prior approval of the Landlord to such connections (which approval shall not be unreasonably withheld or delayed)

14.5	Terms of Occupation

From the Access Date until the date of completion of the relevant Lease the Landlord and the Tenant shall (save where inconsistent with the express terms of this Agreement) be subject to and shall observe and perform and be bound by the covenants conditions and provisions in the relevant Lease notwithstanding that the same has not been executed

15.	GENERAL AND ANCILLARY PROVISIONS RELATING TO THE TENANT’S WORKS

15.1	Completion of Tenant’s Works

The Tenant’s Works (to the extent carried out) shall be designed and constructed carried out and completed:-

15.1.1	in a good substantial and workmanlike manner and according to good building practice generally accepted in England and Wales for a project of this nature at the date of this Agreement; and

15.1.2	using reasonable skill and care as would be reasonably expected of a suitably qualified and competent contractor carrying out works of a similar complexity and scope; and

15.1.3	using good quality materials, goods and equipment of their several kinds; and

15.1.4	so that such works are free of Prohibited Materials; and

15.1.5	in accordance with:-

(a)	the Tenant’s Plans;

(b)	the Approvals;

(c)	all Statutory Requirements and relevant regulations, current at the time of execution of the Tenant’s Works; and

(d)	the terms of this Agreement

15.1.6	with due diligence (subject always to Force Majeure)

15.2	Access Restrictions

The Tenant shall itself, and shall procure that the Tenant’s Consultants and the Tenant’s Contractors and all other parties instructed by the Tenant comply with all reasonable rules restrictions and regulations in relation to access to the Demised Premises and which may reasonably be imposed by the Landlord and notified to the Tenant in writing and/or which shall be promulgated by the Landlord for ensuring the integrity of the Building Systems and which have been notified in writing to the Tenant

15.3	Landlord’s right to inspect and require remedy

The Tenant shall throughout the period of the carrying out of the Tenant’s Works permit the Landlord to inspect the progress and manner of execution of the Tenant’s Works at all reasonable times on reasonable prior notice and subject to the proper safety requirements imposed by the Tenant and/or the Tenant’s Contractors and being accompanied by a representative of the Tenant (if the Tenant shall make one available) without such inspection causing any undue delay to the Tenant’s programme for the carrying out of the Tenant’s Works and so that (save as expressly required for compliance with the CDM Regulations) no instructions shall be given or represented as made to the persons engaged in carrying out the Tenant’s Works and the Tenant shall procure that any defects faults or failure to comply in respect of which the Landlord serves written notice following such inspection and which the Tenant acting reasonable agrees are defects faults or failures are remedied and made good at the appropriate time according to the nature of the work in question

15.4	Landlord to have no responsibility for Tenant’s Works

The Tenant’s Works (if any) shall at all times be at the Tenant’s risk and the Landlord shall have no responsibility or liability in respect thereof or (subject to the provisions of Clause 23) be under any obligations to insure the same

15.5	Compliance with CDM Regulations

The Tenant shall itself and shall procure that the Tenant’s Consultants and the Tenant’s Contractors and all other parties instructed by the Tenant comply with the CDM Regulations and co-operate fully with the Developer’s Contracting Team and the Consultants the planning supervisor and principal contractor in carrying out their duties and responsibilities under the CDM Regulations and the Tenant shall execute and deliver to the Health & Safety Executive a declaration in accordance with paragraph 4(4) of the CDM Regulations that it will act as client in respect of the Tenant’s Works for the purposes of the CDM Regulations

15.6	Provision of Facilities

15.6.1	The Landlord hereby acknowledges that the Tenant is in the process of formulating its proposals for the Tenant’s Works and is not presently in a position to determine those Facilities which it will want in connection with the carrying out of the Tenant’s Works

15.6.2	The Landlord agrees that it will negotiate with the Tenant in good faith in response to proposals from the Tenant for a suitable schedule of Facilities (including appropriate charges for the facilities involved) and following such process the Landlord shall use all reasonable endeavours to provide the Tenant with such Facilities as it agrees to provide

15.6.3	The Tenant acknowledges the right of the Landlord to control the timing supply and use of any such Facilities having regard to the competing interests of the Landlord or other potential occupants who are fitting out other parts of the Building but the Tenant will be given a reasonable and proper proportion having regard to the proportion of the Building demised by the relevant lease

15.7	Payment by the Tenant of cost of Facilities

The Tenant shall pay to the Landlord in connection with the Facilities made available to the Tenant within ten (10) Working Days after the date or dates on which the Tenant is given written notice of the amount payable an amount based on the actual cost of the Facilities and if the Landlord and the Tenant cannot agree the same, the points at issue shall be referred to an Independent Person acting as an expert in accordance with Clause 31.5 for determination

15.8	As-built Drawings

As soon as practicable after Tenant’s Works Practical Completion the Tenant shall supply to the Landlord

15.8.1	a set of three (3) DWG format CAD discs of as-built drawings showing the works actually carried out together with a complete schedule of the drawings and specifications detailing the contents of such discs and

15.8.2	a copy of the health and safety file kept available for inspection pursuant to the Construction (Design and Management) Regulations 2007 and any subsequent legislation of a similar nature

15.9	Licence for Alterations

Within fifteen (15) Working Days of Tenant’s Works Practical Completion (or on completion of the Leases if later) the Landlord (or if relevant the Landlord’s successor in title) shall execute and deliver to the Tenant executed Licences and the Tenant and the Tenant’s Surety shall execute and deliver counterparts thereof to the Landlord and for such purposes the Tenant shall supply to the Landlord as soon as practicable after Tenant’s Works Practical Completion a specification prepared by or on behalf of the Tenant which shall identify the relevant works insofar as the extent of the same is not apparent from the as-built drawings

15.10	Indemnity

The Tenant shall in respect of the Tenant’s Works and without prejudice to any other obligation on its part herein keep the Landlord fully and effectually indemnified against:-

15.10.1	any breach by the Tenant or its servants agents consultants contractors or any sub-tenant licensee or occupier of the Demised Premises or those for whom they are respectively responsible of the conditions or requirements imposed or implied by the Licences and any other permission or licence granted (on the application of or on behalf of the Tenant) for or otherwise pursuant to the terms of this Agreement for the execution of the Tenant’s Works and

15.10.2	all claims actions damages demands losses expenses costs and other liabilities whatsoever suffered by the Landlord which arise out of the carrying out of the Tenant’s Works otherwise than in accordance with the terms of this Agreement and will make good forthwith to the satisfaction of the Landlord any damage or injury caused by the Tenant (or by anyone for whom the Tenant is responsible) to the Building or to the Developer’s Works or other part of the Development Site or to the property of the Landlord or any of their respective servants agents licensees or workmen and the Landlord shall have taken all reasonable and proper steps to mitigate against all such occurrences referred to above and shall not without the prior written consent of the Tenant (such consent not to be unreasonably withheld or delayed) settle or compromise any such matter

15.11	Use of the goods lifts

The Landlord agrees to procure that during the carrying out of the initial Tenant’s Works and subject to any breakdowns or the carrying out of routine maintenance the Tenant is provided with the exclusive use of one of the two goods lifts within the Building for a period of:-

15.11.1	two hours between 6pm and 12am and for two hours between 12am and 6am on each 24 hour Working Day; and

15.11.2	three hours between 2pm and 12am on Saturday; and

15.11.3	for a period of two and a half hours between 12am and 11am and for two and a half hours between 2pm and 6am on Sunday

16.	ENTRY BY THE DEVELOPER TO THE DEMISED PREMISES AFTER THE ACCESS DATE

With effect from the Access Date (and whether before or after the date of grant of the Lease) the Tenant shall upon receipt of reasonable prior notice (save in the case of emergency) permit the Developer the Consultants and the Developer’s Contracting Team to enter upon the Demised Premises in order to enable the Developer to complete the Developer’s Works and/or to measure the Demised Premises and/or the Building the persons so entering causing as little interference interruption to or restriction of the Tenant’s Works or the Tenant’s beneficial occupation as reasonably practicable and making good to the reasonable satisfaction of the Tenant any physical damage caused thereby to the Demised Premises or to the Tenant’s Works

17.	AGREEMENT AS TO OPERATION OF LANDLORD AND TENANT ACT 1927

17.1	Service of 1927 Act Notice

The Tenant hereby agrees with the Landlord that if the Tenant serves a 1927 Act Notice upon the Landlord in relation to the Tenant’s Works or any part or parts of them the Tenant shall within twenty-eight (28) days following the service of the 1927 Act Notice or within seven days after determination of the cost (hereinafter called the “Cost”) to the Tenant of the carrying out of the works and alterations the subject of the 1927 Act Notice (time being of the essence) pay to the Landlord a sum equal to One hundred and five per cent. (105%) of the Cost

17.2	Determination of Cost

The Landlord and the Tenant shall use all reasonable endeavours to agree the Cost but in default of written agreement between them as to the amount of the Cost then either party may at any time following the expiration of a period of fourteen (14) days following the service of the 1927 Act Notice refer the matter for settlement to an Independent Person acting as an expert pursuant to the provisions of Clause 31.5

PART 4

INDEPENDENT MEASUREMENT AND PRACTICAL COMPLETION

18.	MEASUREMENT

18.1	Joint Measurement

18.1.1	As soon as reasonably practicable after the date of this Agreement the Landlord and the Tenant shall appoint the Independent Measurer in the form of appointment forming Annexure 5 to this Agreement (the “Measurer’s Appointment”). The Independent Measurer shall be jointly instructed on the terms of the Measurer’s Appointment to measure each floor of the Demised Premises in accordance with the instructions set out in the Measurer’s Appointment and issue a certificate confirming the Net Internal Area of each floor of the Demised Premises (the “Independent Measurer’s Certificate”)

18.1.2	As soon as reasonably practicable following Developer’s Works Practical Completion the Landlord shall instruct the Independent Measurer to commence the measurement of the Demised Premises

18.1.3	The Landlord shall submit the TRM Plans to the Tenant for its approval such approval not to be unreasonably withheld or delayed. In the event the Landlord and the Tenant are unable to agree the TRM Plans the matter may be referred by either of them at any time to the Independent Person acting as an expert pursuant to Clause 31.5. Upon agreement of the TRM Plans the Landlord shall forward the TRM Plans to the Independent Measurer

18.1.4	In measuring the Net Internal Area the Independent Measurer shall be instructed to:-

(a)	assume that the Developer’s Works have been completed disregarding the effect upon Net Internal Area of all Tenant’s Requested Modifications and for this purpose the Independent Measurer will be provided with copies of the TRM Plans; and

(b)	assume that the Tenant’s Works have not been carried out

18.1.5	The Independent Measurer’s Certificate shall be final and binding on the parties save in the case of manifest error

18.1.6	Responsibility for the fees of the Independent Measurer shall be shared equally between the Landlord and the Tenant

19.	JOINT WITNESSING ENGINEER

19.1	Joint Witnessing

19.1.1	As soon as reasonably practicable after the date of this Agreement the Landlord and the Tenant shall jointly appoint the Joint Witnessing Engineer both parties acting reasonably in settling the form of the appointment

19.1.2	The Joint Witnessing Engineer shall be jointly instructed on the terms of the Joint Witnessing Engineer’s Appointment to witness the commissioning of the plant and machinery within the Developer’s Works (the “Commissioning”)

19.1.3	The Landlord shall prior to Developer’s Works Practical Completion of the relevant works:

(a)	give the Tenant at least five (5) Working Days notice of its intention to carry out the Commissioning

(b)	instruct the Joint Witnessing Engineer to witness the Commissioning

19.1.4	Responsibility for the fees of the Joint Witnessing Engineer Measurer shall be shared equally between the Landlord and the Tenant

20.	PRACTICAL COMPLETION

20.1	Issue of the Developer’s Works Practical Completion Certificates

20.1.1

The Developer shall procure that the Tenant shall be given not less than fourteen (14) days’ notice in writing of the intention of the Developer to carry out an inspection of the Developer’s Works on any Office Floor with a view to the issue of the Developer’s Works Practical Completion Certificate for that Office Floor. Such notice shall state the proposed date and time of such inspection and the Tenant and/or the Tenant’s Representative will be permitted to accompany the Developer on such inspection. The Developer shall have regard to but shall not be bound by any representations made by the Tenant and/or the Tenant’s Representative during such inspection or made forthwith in writing thereafter as to the state and condition of the Developer’s Works on that Office Floor. In the event such Developer’s Works are being reinspected following an inspection which did not result in the issue of a Developer’s Works Practical Completion Certificate the Developer shall only be required to procure that the Tenant is given at least twenty four (24) hours notice of the proposed date and time of such reinspection

20.1.2	The Developer shall forthwith supply to the Tenant a copy of each Developer’s Works Practical Completion Certificate when issued and this may be issued by the Developer subject to a list of Snagging Items Provided that the Joint Witnessing Engineer acting properly and reasonably has confirmed that the values measured reflect the relevant design criteria

20.1.3	If the Tenant disputes the correctness of any Developer’s Works Practical Completion Certificate or maintains that the relevant Developer’s Works were not practically complete at the date of the relevant Developer’s Works Practical Completion Certificate (subject as set out in Clause 20.1.2) the Tenant may serve a counter-notice (the “Counter-Notice”) in writing upon the Developer within five (5) Working Days after the receipt by the Tenant of the relevant Developer’s Works Practical Completion Certificate specifying the respects in which in the opinion of the Tenant the relevant Developer’s Works have not been practically completed as aforesaid or in which it is contended that the relevant Developer’s Works Practical Completion Certificate is incorrect and giving such written reasons as can be given at that time for any contentions to the Developer and attaching copies of all notes, reports, memoranda or other matters in the possession of or available to the Tenant and which are relevant to its contentions. If the Tenant fails to serve such a Counter-Notice within the said five (5) Working Day period or if the Tenant has taken access to the relevant Office Floor (save for the purpose of carrying out Pre-construction Activities) it shall be deemed to have accepted the relevant certificate which shall be final and binding upon it for the purposes of this Agreement

20.1.4	The Developer may accept a Counter-Notice from the Tenant but if the Developer (by notice in writing to the Tenant within five (5) Working Days after the Counter-Notice) disputes the correctness of the Tenant’s Counter-Notice the dispute shall be referred for determination by an Independent Person acting as an expert in accordance with Clause 31.5 to determine whether the relevant Developer’s Works have been practically completed or whether the relevant Developer’s Works Practical Completion Certificate is correct or the relevant Developer’s Works were not practically complete at the date of the relevant Developer’s Works Practical Completion Certificate and, if not, what works still remain to be carried out in order to achieve Developer’s Works Practical Completion in respect of that Office Floor or what steps are necessary to correct the relevant Developer’s Works Practical Completion Certificate

20.1.5	If the Independent Person (taking account of Clause 20.1.2) determines that there is work remaining to be carried out as set out in Clause 20.1.4 he shall specify such work and the Developer shall procure the same to be carried out as soon as reasonably practicable to the reasonable satisfaction of the Independent Person who shall thereupon certify the date upon which such work was completed to his reasonable satisfaction and the date so certified shall be the date upon which Developer’s Works Practical Completion for that Office Floor shall be deemed to have taken place for the purposes of this Agreement and the relevant Developer’s Works Practical Completion Certificate validly issued

20.1.6	If the Independent Person determines that the relevant Developer’s Works Practical Completion Certificate is incorrect then he shall specify the errors which were made in issuing the relevant Developer’s Works Practical Completion Certificate and the Developer shall ensure that such errors are corrected as soon as reasonably practicable to the satisfaction of the Independent Person who shall thereupon certify the date upon which in his opinion the relevant Developer’s Works Practical Completion Certificate would have been validly issued and subject to Clause 20.3 such date shall be the date upon which Developer’s Works Practical Completion is deemed to have taken place in respect of that Office Floor for the purposes of this Agreement and the relevant Developer’s Works Practical Completion Certificate treated as issued

20.2	Issue of the Tenant’s Works Practical Completion Certificate

20.2.1	The Tenant shall procure that the Landlord shall be given not less than five (5) Working Days’ notice of the intention of the Tenant to inspect the Tenant’s Works with a view to the issue of the Tenant’s Works Practical Completion Certificate and that the Landlord and such of its consultants as it may wish will be given the opportunity to accompany the Tenant on the final inspection prior to the issue of the Tenant’s Works Practical Completion Certificate in order that the Landlord may (but shall not be bound to) make whatever representations to the Tenant which the Landlord thinks fit as to whether or not the Tenant’s Works shall have been practically completed and the Tenant will have full regard to (but shall not be bound by) any such representations made before issuing the Tenant’s Works Practical Completion Certificate and the Tenant shall forthwith supply to the Landlord a copy of the Tenant’s Works Practical Completion Certificate when issued and subject to Clause 20.2.2 the date specified in the Tenant’s Works Practical Completion Certificate shall be the date of Tenant’s Works Practical Completion for the purposes of this Agreement

20.2.2	If the Tenant and the Landlord cannot agree the correctness of the Tenant’s Works Practical Completion Certificate within five (5) Working Days or the

Developer continues to maintain following the expiration of such period that the Tenant’s Works Practical Completion Certificate should not have been issued then the dispute shall be referred for settlement to an Independent Person acting as an expert pursuant to Clause 31.5 to determine whether the Tenant’s Works have been practically completed or whether the Tenant’s Works Practical Completion Certificate is correct and if not what work still remains to be carried out in order to achieve Tenant’s Works Practical Completion or what steps are necessary to correct the Tenant’s Works Practical Completion Certificate

20.2.3	If the Independent Person determines that there is work remaining to be carried out as set out in Clause 20.2.2 he shall specify such work and the Tenant shall procure the same to be carried out as soon as reasonably practicable to the reasonable satisfaction of the Independent Person who shall thereupon certify the date upon which such work was completed to his reasonable satisfaction and the date so certified shall be the date upon which Tenant’s Works Practical Completion shall be deemed to have taken place for the purposes of this Agreement and the Tenant’s Works Practical Completion Certificate validly issued

20.2.4	If the Independent Person determines that the Tenant’s Works Practical Completion Certificate is incorrect then he shall specify the errors which were made in issuing the Tenant’s Works Practical Completion Certificate and the Tenant shall ensure that such errors are corrected as soon as reasonably practicable to the satisfaction of the Independent Person who shall thereupon certify the date upon which in his opinion the Tenant’s Works Practical Completion Certificate would have been validly issued and such date shall be the date upon which Tenant’s Works Practical Completion is deemed to have taken place for the purposes of this Agreement and the Tenant’s Works Practical Completion Certificate treated as issued

20.3	Tenant’s Delay

The Developer shall give notice to the Tenant certifying the dates on which any Developer’s Works Practical Completion Certificate or Access Date would have been issued or occurred but for Tenant’s Delay taking into account all periods of Tenant’s Delay and all extensions of time already agreed or determined in respect of Tenant’s Delay pursuant to Clause 4.2.3 and the other provisions of this Agreement each specifically applied in accordance with the definition of Tenant’s Delay (“Delay Notice”). In the event that the Tenant disputes the date referred to in such certificate within fifteen (15) Working Days (failing which the Tenant shall be deemed to have accepted the relevant Delay Notice which shall be final and binding for the purposes of this Agreement) the matter shall be referred to an Independent Person acting as an expert in accordance with Clause 31.5. If the Independent Person determines that the Tenant’s Delay Notice is incorrect then he shall certify the date upon which he considers the relevant Developer’s Works Practical Completion Certificate would have been issued but for Tenant’s Delay taking account of all extensions of time already agreed or determined in respect of Tenant’s Delay pursuant to Clause 4.2.3 and the other provisions of this Agreement

20.4	Damage caused by Tenant

For the avoidance of doubt and notwithstanding that any Developer’s Works Practical Completion Certificate may be issued subject to Snagging Items any damage caused to the Developer’s Works by the Tenant or the Tenant’s Contractors or anyone under their respective control shall be ignored and deemed to have been made good for the purposes of certifying Developer’s Works Practical Completion

PART 5

DEFECTS

21.	DEFECTS

21.1	Snagging Items

The Developer shall, as soon as reasonably practicable after Developer’s Works Practical Completion in respect of the relevant Office Floor remedy or cause to be remedied the Snagging Items at the sole cost of the Developer

21.2	Defects in the Developer’s Works

Without prejudice to Clauses 5 and 21.1, the Developer shall as soon as reasonably practicable and at times to be agreed with the Tenant as provided in Clause 21.3 upon receiving notice in writing of the same within the period set out in Clause 1.15 from the Tenant procure to be remedied and made good to the reasonable satisfaction of the Tenant all Defects in the Developer’s Works

21.3	Access to the Demised Premises to remedy Snagging Items and/or Defects in the Developer’s Works

The Tenant shall, whether before or following the grant of the Lease (the Tenant acknowledging that certain works will inevitably take place after the Lease is granted but subject as set out in Clause 21.2), permit the Developer and/or the Developer’s Contracting Team and all persons authorised by them (accompanied at all times by a representative of the Tenant at the Developer’s reasonable and proper cost (but only if the Tenant is in beneficial occupation for business purposes) if the Tenant shall make one available) outside Business Hours (as defined in the Lease) (or at any time in the event of emergency) and on giving reasonable prior written notice (consulting with the Tenant as to the timing of entry) to enter such parts of the Demised Premises as are reasonably necessary to remedy any Snagging Items and/or any Defects in the Developer’s Works and the persons so entering shall cause the minimum of disturbance reasonably practicable and shall make good to the reasonable satisfaction of the Tenant any physical damage caused thereby to the Demised Premises and shall comply with any reasonable directions and security precautions required by the Tenant and shall be accompanied any all times by a representative of the Tenant whom the Tenant undertakes to provide

21.4	Defects Costs in respect of Developer’s Works

Without prejudice to Clause 5, the Developer shall indemnify the Tenant in respect of any and all Defects Costs in respect of the Developer’s Works and shall reimburse the same to the Tenant within ten (10) Working Days of demand. Any amount due under this Clause 21.4 shall be inclusive of any VAT chargeable in respect of any supply for which the amount is due

21.5	Defects Costs in respect of the Infrastructure Works

The Developer shall indemnify the Tenant in respect of any and all Defects Costs in respect of the Infrastructure Works and shall reimburse the same to the Tenant within ten (10) Working Days of demand. Any amount due under this Clause 21.5 shall be inclusive of any VAT chargeable in respect of any supply for which the amount is due

21.6	Tenant to notify Developer of Latent Defective Works within the Demised Premises

21.6.1	Save in the case of emergency, prior to the Tenant incurring any expenditure which may constitute Defects Costs in respect of the Developer’s Works as a result of Latent Defective Works within the Demised Premises the Tenant shall first notify the Developer of the defect concerned together with reasonable supporting evidence of the alleged defect and shall give the Developer a reasonable and proper period (taking into account the nature and effect of the defect and assuming prompt action diligently pursued by the Developer) to inspect and investigate the same

21.6.2

If the Developer acknowledges or the Independent Person determines that the defect is Latent Defective Works, the Developer shall bring forward reasonably acceptable proposals for remedying the defect and shall implement the same promptly and the Tenant shall allow the Developer and all workmen contractors servants or other persons required by the Developer access to the Demised

Premises at reasonable times (or at any time in the event of emergency) for the purpose of making good the Latent Defective Works, subject to complying with all reasonable security and safety requirements of the Tenant and the Developer causing as little disruption and damage as is reasonably practicable to the Demised Premises and making good all physical damage whatsoever thereby caused

21.6.3	If the Developer fails to comply with its obligations in Clause 21.6.2 the Developer will within ten (10) Working Days of demand and provision of adequate evidence of expenditure reimburse the Tenant the Defects Costs in respect of the Developer’s Works associated with such Latent Defective Works within the Demised Premises

21.6.4	If the Tenant withdraws the allegation of Latent Defective Works or the Independent Person determines the alleged defect does not comprise Latent Defective Works then the Tenant shall reimburse to the Developer the proper costs incurred by the Developer in inspecting and investigating the same

21.6.5	Disputes and differences arising under this Clause 21.6 shall be determined by an Independent Person acting as an expert pursuant to Clause 31.5

21.7	Developer to have no other liability

Subject to remedy or payment as set out in Clauses 5, 21.2, 21.4 and 21.5 the Developer shall have no other liability to the Tenant under this Agreement for costs, losses, damages and expenses resulting from Latent Defective Works

21.8	Assignment

Notwithstanding the provisions of Clause 34.6 the Tenant shall be entitled to assign the benefit of the provisions of Clauses 5, 21.4 and 21.5 to the assignee of any of the Leases and the Developer shall if so required by the Tenant enter into a deed (at the request and cost of the Tenant) under which the Developer acknowledges to the Tenant’s assignee its obligations under Clauses 5, 21.4 and 21.5 such deed to be in the form set out in Schedule 1

PART 6

INSURANCE

22.	INSURANCE

22.1	Landlord to insure

Subject to Clause 22.5 the Landlord shall insure or cause to be insured

22.1.1

(a)	the Building; and

(b)	the Developer’s Works

against loss or damage by the Insured Risks (as defined in the Lease) in such sum as shall be the full reinstatement cost thereof including amounts representing Value Added Tax, architects’ surveyors’ and other professional fees and expenses incidental thereto the costs of shoring up demolition and site clearance and similar expenses subject to all exclusions excesses and limitations imposed by the insurers or underwriters

22.1.2	such other insurances (including public liability insurance) as the Landlord may from time to time deem necessary to effect

22.1.3	for the avoidance of doubt the Landlord shall be under no obligation to insure the Tenant’s Works which shall at all times be at the Tenant’s risk

22.2	Insured Works

All works insured pursuant to Clause 22.1 are, in this Clause 21, referred to as the “Insured Works”

22.3	Restriction on Tenant insuring

The Tenant shall not take out any insurances in respect of any matters which the Landlord is required to insure under Clause 22.1

22.4	Noting and waiver of subrogation

The Landlord shall procure that the Tenant’s interest is noted. The Landlord shall use reasonable endeavours to procure that the insurer shall have agreed to waive all rights of subrogation against the Tenant

22.5	Reimbursement of premiums

Within five (5) Working Days after written demand the Tenant shall pay to the Landlord an amount equal to the full amount of the sums the Landlord expends in effecting insurance pursuant to Clause 22.1 (including sums representing Insurance Premium Tax, if any) for the period from the date hereof until the date of Tenant’s Works Practical Completion insofar as they relate to Tenant’s Requested Modifications

22.6	Memorandum of Tenant’s Category A Works and Tenant’s Category B Works

22.6.1	The Tenant shall provide the Landlord with a memorandum separately describing and detailing the Tenant’s Category A works and the Tenant’s Category B Works which memorandum the Landlord shall approve (such approval not to be unreasonably withheld)

22.6.2	If the Tenant shall not provide the Landlord with the memorandum detailed in 22.6.1 above within a reasonable period the Landlord may (but shall not be obliged to) without further notice enter the Demised Premises and carry out or cause to be carried out an estimate of such reinstatement value and the preparation of such memorandum and all proper costs and expenses thereby incurred shall be paid by the Tenant to the Landlord on written demand and the Landlord shall not be liable to the Tenant for any breach or alleged breach of its obligations under the Lease to insure the Tenant’s Works in their full reinstatement value or otherwise insofar as such breach or alleged breach is as a result of the Landlord preparing such memorandum pursuant to this Clause 22.6.2

22.6.3	Any memorandum prepared and agreed in accordance with Clause 22.6.1 above or in default prepared in accordance with Clause 22.6.2 above shall be the “Tenant’s Works Memorandum” as is detailed in and for the purposes of Clause 7 of the Lease

22.7	Destruction/damage of Insured Works

In the event that the Insured Works (or any part of them) are destroyed or damaged by any of the Insured Risks during the course of construction then unless payment of the insurance monies shall be refused wholly or partly by reason of any act or default of the Tenant or the Tenant’s Consultants or Tenant’s Contractors or any sub-tenant or other occupier or their respective agents licensees or visitors or others under the control of any of them and subject to the Developer being able to obtain any necessary planning permission and all other necessary licences approvals and consents the Landlord shall provide the net proceeds of such insurance (other than any in respect of loss of rents or other consequential losses) received to the Developer and the Developer shall lay out such net proceeds in rebuilding and reinstating the Developer’s Works substantially as the same were prior to any such destruction or damage (but not necessarily to provide accommodation identical in layout if it would not be reasonably practicable to do so given the circumstances at the relevant time subject to the Tenant’s approval of any changes (such approval not to be unreasonably withheld))

22.8	Payment of insurance moneys refused

If the payment of any insurance moneys is refused or reduced as a result of some act or omission or default of the Tenant or the Tenant’s Consultants or the Tenant’s Contractors or any undertenant or other occupier or their respective agents licensees or visitors or others under the control of any of them the Tenant shall pay to the Landlord on written demand the amount so refused or reduced

22.9	Tenant’s obligations

The Tenant shall and shall procure that the Tenant’s Consultants or Tenant’s Contractors or any undertenant or other occupiers or their respective agents licensees or visitors or others under the control of any of them shall:-

22.9.1	not do or omit to do anything that could cause any policy of insurance (details of which have been supplied to the Tenant) in respect of or covering the Insured Works to become void or voidable wholly or in part nor (unless the Tenant has previously notified the Landlord and agreed to pay the increased premium) anything whereby any increased or loaded premium may become payable and the Tenant shall on written demand pay to the Landlord such increased premium and tax thereon; and

22.9.2	at all times comply with the terms of the insurance policy the Joint Code of Practice for the Protection from Fire of Construction Sites and all other requirements of the Landlord’s insurers so far as such requirements are known by the Tenant and relate to the Demised Premises or the conduct of persons using any part of the Building or the Development Site; and

22.9.3	not to do or omit to do anything that could cause a restriction in cover in any policy of insurance (details of which have been supplied to the Tenant) in respect of or covering the Insured Works

22.10	Notice by Tenant

The Tenant shall give notice to the Landlord forthwith upon the happening of any event or thing which might affect or give rise to a claim under any insurance policy (details of which have been supplied to the Tenant) relating to the Insured Works

22.11	Benefit of other insurances

If the Tenant shall become entitled to the benefit of any insurance in relation to the Insured Works which is not effected or maintained in pursuance of the obligations herein contained then the Tenant shall apply all monies received from such insurance (insofar as the same shall extend) in making good the loss or damage in respect of which the same shall have been received

PART 7

GRANT OF THE LEASE

23.	GRANT OF LEASE, CALCULATION OF RENTS AND OTHER TERMS

23.1	Grant of Leases

23.1.1	Within ten (10) Working Days following the latest to occur of the following dates:-

(a)	the Final Developer’s Works Practical Completion Date (in the case of Office Leases of Floors 11 to 16 (inclusive)) and the Developer’s Works Practical Completion Date applicable to Floor 17 (in the case of Office Floor 17); and

(b)	the determination of the Net Internal Area of the relevant Office Floors; and

(c)	unless the Developer (or the Developer’s successor in title) otherwise elects by notice in writing to the Tenant in which case the Rent Review Specification shall be agreed or determined subsequently and shall be referred to in the relevant Lease as being contained in a deed supplemental to the Lease which the parties hereby agree to enter into when the Rent Review Specification has been agreed or determined) agreement or determination of the Rent Review Specification to be attached to the relevant Lease as provided in Clause 23.6 the Landlord (or if relevant the Landlord’s successor in title) shall cause to be delivered to the Tenant or the Tenant’s Solicitors the Leases executed by the Landlord (or if relevant the Landlord’s successor in title) Canary Wharf Management (DS7) Limited and Canary Wharf Management Limited (or their successors) and the Uninsured Risks Deed executed by Canary Wharf Estate Limited and the Tenant (meaning Moody’s Investors Service Limited or such other Group Company to whom this Agreement may have been assigned pursuant to Clause 34.6) and the Tenant’s Surety (meaning Moody’s Corporation only) shall as soon as reasonably practicable execute and deliver the counterparts of them to the Developer (or if relevant the Developer’s successors in title) released for completion. Completion of the Leases and the Uninsured Risks Deed shall take place together within ten (10) Working Days of receipt by the Tenant’s Solicitors or the Tenant of the executed Leases and Uninsured Risks Deed as aforesaid at the offices of the Landlord’s solicitors or at such other place in the United Kingdom as the Landlord (or if relevant the Landlord’s successor in title) shall reasonably require

23.2	Length of Lease Term, Initial Rents, Service Charges and Insurance Rent

The following provisions shall apply (inter alia) to the computation and the commencement date for payment of the rents payable under and the calculation of the commencement and length of the term of the Leases:-

23.2.1	The Term Commencement Date as defined in the Leases shall be the later of:-

(a)	the Final Developer’s Works Practical Completion Date (in the case of Office Leases of Floors 11 to 16 (inclusive)) and the Developer’s Works Practical Completion Date applicable to Floor 17 (in the case of Office Floor 17); and

(b)	1 January 2009

and the term of each Lease shall be for a period commencing on the Term Commencement Date and expiring on the date falling fifteen (15) years after the Rent Commencement Date applicable to Office Floors 11 to 16 (inclusive) (or if later the date which would have been the Rent Commencement Date but for Tenant’s Delay)

23.2.2	The Initial Rent payable under each of the Leases shall be the aggregate of:

(a)	the product of multiplying the Net Internal Area of the relevant Office Floor expressed in square feet by forty five pounds and fifty pence (£45.50) such amount being deemed to be exclusive of VAT (if any) thereon; and

(b)	the product of multiplying the Net Internal Area of the relevant Storage Area expressed in square feet by twelve pounds and fifty pence (£12.50) such amount being deemed to be exclusive of VAT (if any) thereon

23.2.3	The Initial Rent in respect of each of the Office Floors 11 - 16 (inclusive) shall be due and shall commence forthwith on the date twenty nine (29) months following the later of:-

(a)	the relevant Developer’s Works Practical Completion Date in respect of that Office Floor (or if the Tenant requests the carrying out of items 1, 2 and/or 4 on the Schedule of Pre-approved Modifications, the Access Date in respect of such Office Floor); and

(b)	1 January 2009

PROVIDED THAT the Landlord and Tenant acting reasonably shall seek to agree a single rent commencement date (the “Rent Commencement Date”) to apply to all the Leases of office Floors 11 to 16 (inclusive) having regard to the separate rent commencement dates for each such Office Floor calculated pursuant to this Clause 23.2.3 (and adjusted where appropriate pursuant to Clauses 23.2.8 and 4.3) and the Net Internal Area of such Office Floors and if the Landlord and the Tenant cannot agree such Rent Commencement Date the Rent Commencement Date shall be determined by the Independent Person acting as an expert pursuant to Clause 31.5 and PROVIDED FURTHER THAT until the Initial Rent has been ascertained such payment shall be based upon the Developer’s reasonable estimate of the same (which estimate shall be final and binding on the Tenant) with any adjustment or reimbursement in respect of an underpayment or overpayment being made as soon as reasonably practicable after the ascertainment of the exact figures involved pursuant to Clause 23.2.2

23.2.4	The Initial Rent in respect of Office Floor 17 shall be due and shall commence forthwith on the date twenty nine (29) months following the later of:-

(a)	the Developer’s Works Practical Completion Date in respect of Office Floor 17 (or if the Tenant requests the carrying out of items 1, 2 and/or 4 on the Schedule of Pre-approved Modifications, the Access Date in respect of Office Floor 17); and

(b)	1 January 2009

Provided That until the Initial Rent has been ascertained such payment shall be based upon the Developer’s reasonable estimate of the same (which estimate shall be final and binding on the Tenant) with any adjustment or reimbursement in respect of an underpayment or overpayment being made as soon as reasonably practicable after the ascertainment of the exact figures involved pursuant to Clause 23.2.2

23.2.5	The Initial Rent in respect of each Storage Area shall be due and shall commence forthwith on the Rent Commencement Date agreed or otherwise determined pursuant to Clause 23.2.3 (in the case of Office Floor 11) and the date falling twenty nine months after the Developer’s Works Practical Completion Date (or if the Tenant requested the carrying out of items 1, 2 and/or 4 on the Schedule of Pre-approved Modifications, the Access Date) applicable to Office Floor 17 (in the case of Office Floor 17)

23.2.6	The insurance rent and service charges as referred to in Clauses 3.2 and 3.3 respectively of the Leases shall be due and shall commence on the date (referred to in the Lease as the “Other Rent Commencement Date”) three (3) months after the relevant Developer’s Works Practical Completion Date (or if the Tenant requests the carrying out of items 1, 2 and/or 4 on the Schedule of Pre-approved Modifications, the relevant Access Date)

23.2.7	The service charge percentages to be inserted in Clause 9.4 of each Lease shall be calculated using the formula set out in Clause 9.1.5 or 9.1.10 (as the case may be) of the Lease with the numerator X being the Net Internal Area of the part of the Demised Premises demised by the relevant Lease referred to in the Independent Measurer’s Certificate

23.2.8	In computing all periods and dates for the purposes of this Clause 23.2 the period or date shall be deemed to be that which would have occurred but for any Tenant’s Delay save only that the Term Commencement Date actually to be inserted in the Lease itself (as opposed to being utilised for these computations) shall remain the actual Final Developer’s Works Practical Completion Date or if later 1 January 2009 (in the case of Office Floors 11 to 16 (inclusive)) and the actual Developer’s Works Practical Completion Date (in the case of Office Floor 17) rather than the date which would have been the Term Commencement Date but for Tenant Delay

23.2.9	Value Added Tax chargeable by the Developer in respect of supplies made pursuant to the Lease shall be payable under the Lease as described in Clause 3 of the Lease

23.3	Sums paid as Licence Fees

Where in consequence of the calculations made under Clause 23.2 sums and amounts become due and payable by the Tenant in respect of any period or periods prior to the commencement of the term of the Leases or the completion of the Leases such sums and amounts shall instead be due and shall commence to be paid by the Tenant as licence fees under the terms of this Agreement until the Leases have been completed and shall be paid without any abatement set-off counterclaim or deduction whatsoever so that the Landlord shall receive full value in cleared funds on the date when payment is due

23.4	Rent Review Dates

23.4.1	The Initial Rent will be reviewed upwards only every five years, the first review applicable to all Leases (including Office Floor 17) to take place on the fifth anniversary of the Term Commencement Date applicable to Office Floors 11 to 16 (inclusive)

23.4.2	The rent review caps to apply in respect of the review of the Rent in each of the Leases and to be inserted in paragraph 12 of Schedule 3 of each relevant Office Lease shall be:-

(a)	In the case of the first review date the sum calculated by multiplying the Net Internal Area of the part of the Demised Premises demised by the relevant Office Lease expressed in square feet by fifty five pounds (£55); and

(b)	In the case of the second review date the sum calculated by multiplying the Net Internal Area expressed in square feet of the part of the Demised Premises demised by the relevant Office Lease expressed in square feet by fifty seven pounds, fifty pence (£57.50)

23.5	Opinion Letter

The Tenant shall procure the provision to the Landlord (or the Landlord’s successor in title) on completion of the Leases and Licence of a Letter of Opinion from Satterlee Stephens Burke & Burke LLP in relation to the Leases and Licence and none of the Landlord (or the Landlord’s successor in title) shall be obliged to complete the Leases and/or the Licence unless and until the Tenant has complied with the provisions of this Clause 23.5 Provided That the Landlord may in its absolute discretion waive the requirement for production of such a Letter of Opinion on completion of the Leases and/or Licence in which case the Tenant shall procure the production of such a Letter of Opinion as soon as reasonably practicable thereafter

23.6	Rent Review Specification

23.6.1	The Landlord shall as soon as reasonably practicable following Developer’s Works Practical Completion submit to the Tenant a draft of the Rent Review Specification for its approval, such approval not to be unreasonably withheld or delayed

23.6.2	In the event the Landlord and the Tenant are unable to agree the Rent Review Specification the matter may be referred by either of them at any time to the Independent Person acting as an expert pursuant to Clause 31.5

23.7	Payment of Tenant’s Inducement

The Landlord shall pay to the Tenant the Tenant’s Inducement as an inducement to enter into the Leases such sum to be paid by means of one instalment upon the date falling ten (10) Working Days after Final Developer’s Works Practical Completion Date (in the case of the part of the Tenant’s Inducement to apply to Office Floors 11 to 16 (inclusive)) and on the date falling ten (10) Working Days after the relevant Developer’s Works Practical Completion Date applicable to Office Floor 17 (in the case of the part of the Tenant’s Inducement to apply to Office Floor 17)

23.8	Storage Area on Level B2

The Landlord shall procure it has sufficient title to the Storage Area on level B2 to enable it to grant the lease of Office Floor 17

24.	TITLE

24.1	Tenant to raise no requisitions

The Landlord’s title to grant the Leases having been deduced to the Tenant prior to the date of this Agreement the Tenant shall raise no objection or requisition in respect of it save in respect of any relevant matters:

24.1.1	disclosed by final searches at the Land Registry against title numbers EGL789929 and EGL365262 from the date of the official copy of the register provided to the Tenant’s solicitor or against the name of the Developer at the Land Charges Department of the Land Registry and registered after the date hereof;

24.1.2	registered after the date hereof against the name of the Developer at the Companies Registry

24.2	Application to Note Agreement for Lease

24.2.1	No application shall be made by or on behalf of the Tenant to note this Agreement at the Land Registry by way of an application for an agreed notice in Form AN1

24.2.2	An application may be made by or on behalf of the Tenant to note this Agreement at the Land Registry by way of an application in Form UN1 for a unilateral notice to be registered against the Landlord’s title to the Demised Premises

24.2.3	The Tenant shall not submit to the Land Registry the original or a copy of all or any part of this Agreement whether when submitting the Form UN1 or otherwise Provided That if the Tenant is requested or required by the Land Registry to produce the original or a copy of this Agreement or any other document, the provisions of Clause 24.4 shall apply

24.2.4	The Landlord shall not apply to cancel the unilateral notice until the earlier of the grant of the Leases or the sooner determination of this Agreement (howsoever determined)

24.2.5	Immediately upon completion of the Leases, the Tenant shall submit an application to the Land Registry in Form UN2 to remove the notice and shall use all reasonable endeavours to satisfy any requisitions raised by the Land Registry and to ensure that such application to remove the notice is completed as soon as possible

24.3	Designation of Leases as an Exempt Information Document

Upon completion of the Leases:-

24.3.1	the Landlord shall supply to the Tenant:-

(a)	an application to designate the Leases as an exempt information document completed by the Landlord in Forms EX1 and EX1A;

(b)	a copy of the Leases edited by the Landlord certified as a true copy of the original from which copy the prejudicial information has been excluded in the form intended to be the edited information document to be lodged under Rule 136 of the Land Registration Rules 2003; and

(c)	such other documents as are required to accompany such application in accordance with Rule 136 of the Land Registration Rules 2003; and

(d)	a cheque payable to the Land Registry in respect of the fee payable on the designation application

24.3.2	the Tenant shall submit to the Land Registry (with and at the same time as the Tenant’s application to register the Lease) the application forms and other documents referred to in Clause 24.3.1

24.4	Production of further documents or evidence

Without prejudice to the foregoing provisions of this Clause 24:-

24.4.1	upon being requested or required by the Land Registry at any time (whether before or after completion of the Lease) to produce any further documents (whether under rule 17 of the Land Registration Rules 2003 or otherwise) the Tenant:-

(a)	shall not submit any documents to the Land Registry without first obtaining written instructions from the Landlord as to the manner of submission of each of such document as set out in Clause 24.4.2 below; and

(b)	immediately upon receipt of such request or requirement by the Land Registry shall supply to the Landlord in writing details of each document which is to be submitted to the Land Registry and request instructions from the Landlord referred to in paragraph (a) above; and

(c)	shall at the Landlord’s expense comply with the Landlord’s reasonable instructions as to the submission of each document as required under Clause 24.4.2 below

24.4.2	As soon as reasonably practicable upon receiving the Tenant’s request for instructions pursuant to Clause 24.4.1(b) above, the Landlord shall:-

(a)	specify in writing to the Tenant details of each document which is to be submitted to the Land Registry by way of a Landlord’s application for designation as an exempt information document under Rule 136 of the Land Registration Rules 2003 (a “designation application”);

(b)	supply to the Tenant completed Forms EX1 and EX1A together with a copy of each such document referred to in Clause 24.4.1(b) above edited by the Landlord certified as a true copy of the original from which copy the prejudicial information has been excluded;

(c)	specify in writing to the Tenant details of each document which may be submitted to the Land Registry without a designation application; and

(d)	supply to the Tenant a cheque payable to the Land Registry for the requisite Land Registry fees payable in respect of designation applications

24.5	Consents

The Landlord shall procure that it has obtained all necessary consents to enable the Tenant to register the Leases at the Land Registry with absolute leasehold title prior to the date required for completion of the Leases pursuant to this Agreement and shall provide copies of such consents to the Tenant as soon as possible after they become available

25.	CONDITIONS AFFECTING THE GRANT OF THE LEASES

25.1	Subjections

The Leases will be granted subject to:-

25.1.1	all charges notices orders directions regulations restrictions and other matters whatsoever arising under the Town and Country Planning Act 1990 the Planning (Listed Buildings and Conservation Areas) Act 1990 the Planning (Hazardous Substances) Act 1990 the Planning (Consequential Provisions) Act 1990 the Planning and Compensation Act 1991 and any subsequent legislation of a similar nature and the Tenant shall be deemed to accept the Leases with full knowledge thereof and of the authorised use of the Building for the purpose of such Acts and shall not raise any requisition enquiry or objection with regard thereto; and

25.1.2	the matters contained or referred to in the deeds or documents referred to in the Fifth Schedule to the Leases

25.2	No representations

The Tenant hereby admits that no representation whether oral or written (save in any written reply to preliminary enquiries given by the Landlord’s Solicitors) has been made to the Tenant prior to the execution of this Agreement by or on behalf of the Landlord concerning the Development Site or the Building or the Developer’s Works or any part of them which has influenced, induced or persuaded the Tenant to enter into or which forms part of this Agreement or of any agreement collateral with this Agreement

25.3	Continuation of Agreement

Notwithstanding the grant of the Lease or the completion of the Developer’s Works, this Agreement shall continue in full force and effect so long as any of its provisions remain to be performed or observed by the Developer the Landlord or the Tenant

PART 8

TENANT’S COVENANT, EVENTS OF DEFAULT AND GUARANTEES

26.	DELAY

The Tenant shall indemnify the Developer and the Landlord against all actions, proceedings, claims, demands, losses, costs, expenses, damages and liability arising out of any Tenant’s Delay and the Landlord shall take all reasonable and proper steps to mitigate against all such occurrences referred to above and shall not without the prior written consent of the Tenant (such consent not to be unreasonably withheld or delayed) settle or compromise any such matter

27.	EVENT OF DEFAULT

27.1	Events of Default

An Event of Default shall occur in any of the following circumstances:-

27.1.1	if the Tenant or the Tenant’s Surety (being a body corporate) passes a winding-up resolution (other than a resolution with the Landlord’s prior written consent which shall not be unreasonably withheld or delayed for the purposes of an amalgamation or reconstruction resulting in a solvent corporation) or resolves to present its own winding-up petition or is wound-up or the directors of the Tenant or the Tenant’s Surety resolve to present a petition or application for an administration order in respect of the Tenant or the Tenant’s Surety or any person gives notice of its intention to appoint an administrator to the Tenant or the Tenant’s Surety or an Administrative Receiver or a Receiver or a Receiver and Manager is appointed in respect of the property or any part thereof of the Tenant or the Tenant’s Surety; or

27.1.2

if the Tenant or the Tenant’s Surety (being a body corporate) calls or a nominee calls on its behalf a meeting of its creditors or any of them or makes an application to the Court under Section 425 of the Companies Act 1985 other than an application for the purposes of an amalgamation or reconstruction resulting in a solvent corporation or submits to its creditors or any of them a proposal pursuant to Part I of the Insolvency Act 1986 or enters into any arrangement, scheme, compromise, moratorium or composition with its creditors or any of them (whether pursuant to Part I of the Insolvency Act 1986 or otherwise); or

27.1.3	if any event analogous to those described in Clauses 27.1.1 and 27.1.2 occurs in relation to the Tenant or the Tenant’s Surety in any jurisdiction; or

27.1.4	the Tenant or the Tenant’s Surety ceases for any reason to maintain its corporate existence; or

27.1.5	the Tenant or the Tenant’s Surety shall irremediably and materially breach this Agreement or (if the breach is capable of remedy) shall fail to commence to remedy and thereafter diligently proceed with remedying such material breach within twenty-eight (28) days of being required in writing by the Landlord so to do; or

27.1.6	the Tenant or the Tenant’s Surety shall cease for any other reason to be or to remain liable under this Agreement

27.2	Determination of Agreement

Subject to the provisions of S146 of the Law of Property Act 1925, if an Event of Default occurs then the Landlord may at any time thereafter (whilst the Event of Default subsists to any extent) by notice in writing to the Tenant forthwith determine this Agreement (but without prejudice to any right of action by the Landlord in respect of any antecedent breach of any of the obligations on the part of the Tenant herein contained)

27.3	Repayment upon Determination

If this Agreement is determined pursuant to this Clause 27 there shall immediately become payable to the Developer a sum equivalent to the aggregate of all Modification Costs which have already fallen to be taken into account pursuant to this Agreement together with Interest thereon from the date upon which the same were incurred or paid (as appropriate) until the date of payment under this Clause

28.	TENANT’S SURETY GUARANTEE

28.1	Indemnity by Tenant’s Surety

The Tenant’s Surety hereby covenants with the Developer and the Landlord as a primary obligation that the Tenant or the Tenant’s Surety shall at all times duly perform and observe all the covenants on the part of the Tenant contained in this Agreement and the Tenant’s Surety shall indemnify and keep indemnified the Developer and the Landlord against all claims demands losses damages liability costs fees and expenses whatsoever sustained by the Developer or the Landlord by reason of or arising out of any default by the Tenant in the performance and observance of any of its obligations provided that the Developer or the Landlord shall take such steps as shall be reasonable to mitigate such loss having regard to the nature of the breach

28.2	Tenant’s Surety jointly and severally liable with Tenant

The Tenant’s Surety hereby further covenants with the Developer and the Landlord that the Tenant’s Surety is jointly and severally liable with the Tenant (whether before or after any disclaimer by a liquidator or trustee in bankruptcy) for the fulfilment of all the obligations of the Tenant under this Agreement and agrees that the Developer or the Landlord in the enforcement of its rights hereunder may proceed against the Tenant’s Surety as if the Tenant’s Surety were named as the Tenant in this Agreement

28.3	Waiver by Tenant’s Surety

The Tenant’s Surety hereby waives any right to require the Developer and the Landlord to proceed against the Tenant or to pursue any other remedy whatsoever which may be available to the Developer or the Landlord before proceeding against the Tenant’s Surety and the terms of this Clause 28.3 shall be a continuing guarantee and shall remain in full force and effect until each and every part of the obligations and covenants on the part of the Tenant shall have been discharged and performed in full

28.4	Postponement of claims by Tenant’s Surety against Tenant

The Tenant’s Surety hereby further covenants with the Developer and the Landlord that the Tenant’s Surety shall not claim in any liquidation bankruptcy composition or arrangement of the Tenant in competition with the Developer or the Landlord and shall remit to the Developer or the Landlord (as the case may be) the proceeds of all judgements and all distributions it may receive from any liquidator trustee in bankruptcy or supervisor of the Tenant and shall hold for the benefit of the Developer or the Landlord (as the case may be) all security and rights the Tenant’s Surety may have over assets of the Tenant whilst any liabilities of the Tenant or the Tenant’s Surety to the Developer or the Landlord remain outstanding

28.5	Postponement of participation of Tenant’s Surety in security

The Tenant’s Surety shall not be entitled to participate in any security held by the Developer or the Landlord in respect of the Tenant’s obligations to the Developer or the Landlord under this Agreement or to stand in the place of the Developer or the Landlord in respect of any such security until all the obligations of the Tenant or the Tenant’s Surety to the Developer and the Landlord under this Agreement have been performed or discharged

28.6	No release of Tenant’s Surety

None of the following or any combination thereof shall release discharge or in any way lessen or affect the liability of the Tenant’s Surety under this Agreement:-

28.6.1	any neglect delay or forbearance of the Developer or the Landlord in endeavouring to obtain payment of amounts required to be paid by the Tenant or in enforcing the performance or observance of any of the obligations of the Tenant under this Agreement

28.6.2	any extension of time given by the Developer or the Landlord to the Tenant

28.6.3	any variation of the terms of this Agreement with or without the consent of the Tenant’s Surety or the transfer of the Landlord’s reversion or the assignment of this Agreement

28.6.4	any change in the identity constitution structure or powers of any of the Tenant the Tenant’s Surety the Developer the Landlord or the liquidation administration or bankruptcy (as the case may be) of either the Tenant or the Tenant’s Surety

28.6.5	any legal limitation or immunity disability or incapacity of the Tenant (whether or not known to the Developer or the Landlord) or the fact that any dealings with the Developer or the Landlord by the Tenant may be outside or in excess of the powers of the Tenant

28.6.6	any other act omission matter or thing whatsoever whereby but for this provision the Tenant’s Surety would be exonerated either wholly or in part (other than a release executed as a deed by the Developer or the Landlord (as the case may be))

28.7	Liquidation of Tenant

The Tenant’s Surety hereby further covenants with the Developer and the Landlord that:-

28.7.1	if an order is made or a resolution passed for the winding up of the Tenant (other than the winding up whilst solvent for the purposes of amalgamation or reconstruction with the prior written consent of the Developer or the Landlord such consent not to be unreasonably withheld or delayed); or

28.7.2	a provisional liquidator is appointed in respect of the Tenant; or

28.7.3	a petition is presented or a meeting convened for the purposes of winding up the Tenant; or

28.7.4	an administration order is made or petition or application for such order presented in respect of the Tenant or any person gives notice of its intention to appoint an administrator to the Tenant; or

28.7.5	a receiver (including an administrative receiver) is appointed in respect of the Tenant or any of its assets; or

28.7.6	a voluntary arrangement is proposed pursuant to Section 1 of the Insolvency Act 1986 in respect of the Tenant; or

28.7.7	the Tenant shall fail to execute and deliver the Lease in accordance with its obligation to do so under this Agreement; or

28.7.8	the Tenant shall cease for any other reason (other than an express release) to be or to remain liable under this Agreement; or

28.7.9	the Tenant ceases for any reason to maintain its corporate existence; or

28.7.10	the Crown or a liquidator or trustee in bankruptcy shall disclaim this Agreement

THEN the Tenant’s Surety shall, if the Developer or the Landlord by notice in writing given to the Tenant’s Surety within six (6) months following any such event so requires, execute and deliver to the Developer and the Landlord an Agreement in similar form as this Agreement (mutatis mutandis) (but excluding this Clause 28) but with the Tenant’s Surety substituted for the Tenant and the Tenant’s Surety shall thereupon assume all the obligations and have all the rights of the Tenant as if the Tenant’s Surety had been an original contracting party to this Agreement in place of the Tenant

28.8	Warranty by Tenant’s Surety

The Tenant’s Surety hereby warrants and represents to the Developer and the Landlord that it has full power and authority to give this guarantee

28.9	Benefit of guarantee

This guarantee shall enure for the benefit of the successors and assigns of the Landlord under this Agreement without the necessity of any assignment thereof

29.	CWHL GUARANTEE

29.1	Indemnity by CWHL

CWHL hereby covenants with the Tenant as a primary obligation that the Developer the Landlord or CWHL shall at all times duly perform and observe all the covenants on the part of the Developer and the Landlord contained in this Agreement and CWHL shall indemnify and keep indemnified the Tenant against all claims demands losses damages liability costs fees and expenses whatsoever sustained by the Tenant by reason of or arising out of any default by the Developer or the Landlord in the performance and observance of any of their obligations provided that the Tenant shall take such steps as shall be reasonable to mitigate such loss having regard to the nature of the breach

29.2	CWHL jointly and severally liable with Developer and the Landlord

CWHL hereby further covenants with the Tenant that CWHL is jointly and severally liable with the Developer or the Landlord (as the case may be) (whether before or after any disclaimer by a liquidator or trustee in bankruptcy) for the fulfilment of all the obligations of the Developer or the Landlord (as the case may be) under this Agreement and agrees that the Tenant in the enforcement of its rights hereunder may proceed against the CWHL as if CWHL were named as the Developer or the Landlord (as the case may be) in this Agreement

29.3	Waiver by CWHL

CWHL hereby waives any right to require the Tenant to proceed against the Developer or the Landlord or to pursue any other remedy whatsoever which may be available to the Tenant before proceeding against CWHL and the terms of this Clause 29.3 shall be a continuing guarantee and shall remain in full force and effect until each and every part of the obligations and covenants on the part of the Developer or the Landlord (as the case may be) shall have been discharged and performed in full

29.4	Postponement of claims by CWHL against Developer or the Landlord

CWHL hereby further covenants with the Tenant that CWHL shall not claim in any liquidation bankruptcy composition or arrangement of the Developer or the Landlord (as the case may be) in competition with the Tenant and shall remit to the Tenant the proceeds of all judgements and all distributions it may receive from any liquidator trustee in bankruptcy or supervisor of the Developer or the Landlord and shall hold for the benefit of the Tenant all security and rights CWHL may have over assets of the Developer or the Landlord whilst any liabilities of the Developer the Landlord or CWHL to the Tenant remain outstanding

29.5	Postponement of participation of CWHL in security

CWHL shall not be entitled to participate in any security held by the Tenant in respect of the Developer’s or the Landlord’s obligations to the Tenant under this Agreement or to stand in the place of the Tenant in respect of any such security until all the obligations of the Developer the Landlord or CWHL to the Tenant under this Agreement have been performed or discharged

29.6	No release of CWHL

None of the following or any combination thereof shall release discharge or in any way lessen or affect the liability of CWHL under this Agreement:-

29.6.1	any neglect delay or forbearance of the Tenant in endeavouring to obtain payment of amounts required to be paid by the Developer or the Landlord or in enforcing the performance or observance of any of the obligations of the Developer or the Landlord under this Agreement

29.6.2	any extension of time given by the Tenant to the Developer or the Landlord

29.6.3	any variation of the terms of this Agreement with or without the consent of CWHL or the transfer of the assignment of this Agreement

29.6.4	any change in the identity constitution structure or powers of any of the Developer the Landlord CWHL the Tenant or the liquidation administration or bankruptcy (as the case may be) of either the Developer the Landlord or CWHL

29.6.5	any legal limitation or immunity disability or incapacity of the Developer or the Landlord (whether or not known to the Tenant) or the fact that any dealings with the Tenant by the Developer or the Landlord may be outside or in excess of the powers of the Developer or the Landlord

29.6.6	any act omission matter or thing whatsoever whereby but for this provision CWHL would be exonerated either wholly or in part (other than a release executed as a deed by the Tenant)

29.7	Liquidation of Developer or Landlord

CWHL hereby further covenants with the Tenant that if:-

29.7.1	an order is made or a resolution passed for the winding up of the Developer or the Landlord (other than the winding up whilst solvent for the purposes of amalgamation or reconstruction with the prior written consent of the Tenant such consent not to be unreasonably withheld or delayed); or

29.7.2	a provisional liquidator is appointed in respect of the Developer or the Landlord; or

29.7.3	a petition is presented or a meeting convened for the purposes of winding up the Developer or the Landlord; or

29.7.4	an administrative order is made or petition or application for such order presented in respect of the Developer or the Landlord or any person gives notice of its intention to appoint an administrator to the Developer or the Landlord; or

29.7.5	a receiver (including an administrative receiver) is appointed in respect of the Developer or the Landlord or any of their assets; or

29.7.6	a voluntary arrangement is proposed pursuant to Section 1 of the Insolvency Act 1986 in respect of the Developer or the Landlord; or

29.7.7	an event analogous to those described in sub-Clause 29.7.1 to 29.7.6 (inclusive) occurs in relation to the Developer or the Landlord in any jurisdiction; or

29.7.8	the Landlord shall fail to execute and deliver the Lease; or

29.7.9	the Developer or the Landlord shall cease for any other reason (other than an express release) to be or to remain liable under this Agreement; or

29.7.10	the Developer or the Landlord ceases for any reason to maintain its corporate existence; or

29.7.11	the Crown or a liquidator or trustee in bankruptcy shall disclaim this Agreement

THEN CWHL shall, if the Tenant by notice in writing given to CWHL within six (6) months following any such event so requires, execute and deliver to the Tenant an agreement in similar form to this Agreement (mutatis mutandis) (but excluding this Clause 29) but with CWHL substituted for the Developer or the Landlord (as the case may be) and CWHL shall thereupon assume all the obligations and have all the rights of the Developer or the Landlord (as the case may be) as if CWHL had been an original contracting party to this Agreement in place of the Developer or the Landlord (as the case may be)

29.8	Warranty by CWHL

CWHL hereby warrants and represents to the Tenant that it has full power and authority to give this guarantee

29.9	Benefit of guarantee

This guarantee shall enure for the benefit of the successors and assigns of the Tenant under this Agreement without the necessity of any assignment thereof

PART 9

TAX

30.	VALUE ADDED TAX

30.1	Sums exclusive of VAT

Save where provided to the contrary, all sums set out in this Agreement or otherwise payable by any party to any other party pursuant to this Agreement shall be deemed to be exclusive of any Value Added Tax which is chargeable on the supply or supplies for which such sums are the whole or part of the consideration for Value Added Tax purposes

30.2	Payment of VAT

Where, pursuant to the terms of this Agreement any party to this Agreement (for the purposes of this Clause 30.2 such party being the “Supplier”) makes or is deemed to make a supply to any other party (for the purposes of this Clause 30.2, such party being the “Recipient”) for Value Added Tax purposes and Value Added Tax is or becomes chargeable on such supply, the Recipient shall on demand pay to the Supplier (in addition to and at the same time as providing any other consideration for such supply) a sum equal to the amount of such Value Added Tax and the Supplier shall provide the Recipient with a valid Value Added Tax invoice addressed to the Recipient in respect of such supply

30.3	Reimbursement of VAT

Where, pursuant to the terms of this Agreement any party to this Agreement (for the purposes of this Clause 0, such party being the “Payer”) is required to pay, repay or reimburse any other party (for the purposes of this Clause 0, such party being the “Payee”) for any cost, fee, charge, disbursement or expense (or any proportion of it), the Payer shall also reimburse the Payee for any part of such cost, fee, charge, disbursement or expense (or proportion of it) which represents Value Added Tax, save to the extent that the Payee is entitled to credit or repayment in respect of such Value Added Tax from HM Revenue & Customs

30.4	Interpretation

30.4.1	In this Agreement any reference to any right, entitlement or obligation of any person under the laws in relation to Value Added Tax, or any business carried on by any person for VAT purposes shall (where appropriate and unless the context otherwise requires) be construed, at any time when such person is treated as a member of a VAT Group to include a reference to the right entitlement or obligation under such laws of or the business carried out for VAT purposes by, the representative member of such group at such time (the term “representative member” to be construed in accordance with the VAT Grouping Legislation)

30.4.2	In this Agreement, any reference to any election made or to be made by any person pursuant to paragraph 2 of Schedule 10 to the VAT Act to waive exemption from VAT shall be construed to include a reference to any such election made or to be made pursuant to such paragraph by any relevant associate of such person (the term “relevant associate” to be construed in accordance with paragraph 3 of the said Schedule 10)

30.4.3	In this Agreement any reference to a person in relation to Value Added Tax shall (where appropriate and unless the context otherwise requires) be construed, at any time when the grant of an interest in, right over or licence to occupy the Building or Site would, if or when made by that person, be treated pursuant to paragraph 8, Schedule 10 to the VAT Act as having been made by any other person to include a reference to such other person (the term “the grant of an interest in, right over or licence to occupy” to be construed in accordance with the said paragraph 8)

PART 10

DISPUTES, NOTICES AND SENIOR MANAGERS

31.	DISPUTES

31.1	Reference to Independent Person

If any dispute or difference shall arise between the parties to this Agreement as to the construction or meaning of this Agreement or their respective rights, duties and obligations under this Agreement or as to any matter arising out of or in connection with the subject matter of this Agreement such dispute or difference shall (unless this Agreement otherwise expressly provides) if any party to this Agreement so requires at any time by notice served on the others (the “Determination Notice”) be referred to and determined by an independent person (the “Independent Person”) who shall have been qualified in respect of the general subject matter of the dispute or difference for not less than ten (10) years and who shall be a specialist in relation to such subject matter

31.2	Appointment of Independent Person

The Independent Person shall be appointed by agreement between the parties to this Agreement or (if within ten (10) Working Days after service of the Determination Notice the parties have been unable to agree) on the application of any of the parties by such one of the following persons as the parties shall agree to be appropriate having regard to the nature of the dispute or difference in question:-

31.2.1	the Chairman for the time being of the Bar Council

31.2.2	the President for the time being of the Royal Institute of British Architects

31.2.3	the President for the time being of the Royal Institution of Chartered Surveyors

31.2.4	the President for the time being of the Chartered Institute of Arbitrators

31.2.5	the President for the time being of the Institute of Chartered Accountants in England and Wales

31.2.6	the President for the time being of the Law Society

or (in each such case) the duly appointed deputy of such President or any other person authorised by him to make appointments on his behalf

31.3	Failure to agree Independent Person

If within fifteen (15) Working Days after service of the Determination Notice the parties have been unable to agree which of the persons referred to in Clause 31.2 is appropriate to appoint the Independent Person then the Independent Person shall be appointed on the application of any of the parties by the President for the time being of the Law Society or his duly appointed deputy or any other person authorised by him to make appointments on his behalf

31.4	Independent Person to act as arbitrator

Except as mentioned in Clause 31.5 any person appointed under this Clause shall act as an arbitrator in accordance with the provisions of the Arbitration Act 1996 and shall have the power to order a provisional award but the parties agree that any arbitrator appointed under this Clause shall not have the powers set out in Section 48(5) of the Arbitration Act 1996 and shall not be entitled to order the rectification setting aside or cancellation of this Agreement or any part of it

31.5	Independent Person to act as an expert

Whenever the parties have agreed in writing prior to his appointment that the Independent Person to be appointed under this Clause 31 shall act as an expert or this Agreement expressly so provides then the following provisions shall have effect: -

31.5.1	the Independent Person shall act as an expert and not as an arbitrator and his decision shall be final and binding upon the parties to the dispute

31.5.2	the Independent Person shall consider (inter alia) any written representations made on behalf of any party (if made reasonably promptly) but shall not be bound thereby

31.5.3	the Independent Person shall be independent and shall act impartially and fairly between the parties

31.5.4	the parties to this Agreement shall use all reasonable endeavours to procure that the Independent Person shall give his decision as speedily as reasonably possible

31.5.5	the parties hereby consent to any hearing in connection with any such independent determination not being held in public and the decision of the Independent Person not being pronounced in public

31.5.6	the costs of appointing the Independent Person and his costs and disbursements in connection with his duties under this Agreement shall be shared between the parties to the dispute in such proportion as the Independent Person shall determine or in the absence of such determination then equally between the parties and

31.5.7	if the Independent Person shall be or become unable or unwilling to act then the procedure contained in this Clause 31.5 for the appointment of an expert may be repeated as often as necessary until a decision is obtained

31.6	Independent Person to determine delay

Where the dispute or difference between the parties which was the subject of the Determination Notice shall have resulted in delay to the carrying out of the Developer’s Works the Independent Person shall be entitled (inter alia) to award such extension of time for the fulfilment of the obligation in question in respect of such delay as shall in all circumstances be fair and reasonable

32.	NOTICES

32.1	Service of Notices

Save as provided in Clause 32.2, any notice, approval, election or other communication given or made in accordance with this Agreement shall be in writing and shall be:-

32.1.1	sent by registered (or its then equivalent) or recorded delivery post to the relevant party at such party’s Address and if so sent shall be deemed to have been delivered, given or made on the date occurring 72 hours after the date it was sent; or

32.1.2	shall be personally delivered to the relevant party at such party’s Address as defined in Clause 32.1 and if so delivered shall be deemed to have been delivered given or made on the date of delivery; or

32.1.3	Notices to the Developer and CWHL shall be marked for the attention of Christopher Henderson Esq at Canary Wharf Group plc One Canada Square Canary Wharf London E14 5AB with a further copy sent to The Company Secretary at Canary Wharf Group plc One Canada Square Canary Wharf London E14 5AB

32.1.4	Requests and notices to the Tenant and the Tenant’s Surety shall be marked for the attention of Arthur Skelskie at 2 Minister Court Mincing Lane London EC3R 7XB until such time as any change in addressee for this purpose shall be notified to the Developer

32.2	Senior Managers’ Notices

The parties to this Agreement agree that any notice, approval, election or other communication given or made in accordance with this Agreement and relating to:-

32.2.1	Tenant’s Delay

32.2.2	Force Majeure events

32.2.3	approval of the Tenant’s Works

32.2.4	alterations additions or variations to the Developer’s Works

32.2.5	Tenant’s Requested Modifications

32.2.6	Site visits and Site meetings

32.2.7	early access to Tenant’s Works Areas

32.2.8	disclosures of the type set out in Clause 34.4.1(h)

32.2.9	substitution or amendment of Annexures

need only be served upon any of the receiving party’s Senior Managers or the addressee referred to in Clause 32.1 pursuant to the provisions of Clause 32.1 and need not be served upon CWHL or the Tenant’s Surety

33.	SENIOR MANAGERS

33.1	Designation of Senior Managers

The Developer and the Tenant each shall by notice in writing given to the other party designate not more than three (3) senior managers (each being herein referred to as a “Senior Manager” which expression shall include any persons appointed in place of the initial persons so designated) each of whom shall have authority to represent the relevant party for the purposes of any negotiations or discussions between the Developer and the Tenant, to approve all matters requiring the approval of the relevant party pursuant to this Agreement and to have involvement at the necessary times in the performance of the obligations contained in this Agreement and all matters associated or ancillary thereto at all relevant times for so long as any provision of this Agreement remains to be performed

33.2	Identity of Senior Managers

It is hereby acknowledged that the Developer has designated Eugenio Caruso and that the Tenant has designated Arthur Skelskie as their respective Senior Managers and that no further designation of a Senior Manager is required to be made by either the Developer or the Tenant and the Developer and the Tenant respectively covenant for the benefit of the other to use reasonable endeavours to ensure that one or more of the individuals named in this Clause 33.2 as a Senior Manager for the relevant party shall remain designated as a Senior Manager until the date which is twelve months after the date of Tenant’s Works Practical Completion

33.3	Reliance upon Senior Managers

The Developer and the Tenant each acknowledges and represents to the other that the other may rely upon the directions of any one or more of its Senior Managers and that each such person has authority to act on behalf of the Developer or the Tenant (as the case may be) and to bind the Developer or the Tenant (as the case may be) in connection with this Agreement. Without prejudice to the generality of the foregoing written approvals TRM Authorisation Requests (and duplicates) and notices signed by a Senior Manager of the Developer or the Tenant (as appropriate) shall bind the relevant party for the purposes of this Agreement. Directions and other communications given to or received from any one or more of the Senior Managers shall be deemed given to and received from all of the Senior Managers

33.4	Change of Senior Managers

The Developer and the Tenant may by written notice to the other at any time hereafter change its designation of any of the Senior Managers appointed by it with effect from the date of such notice

PART 11

GENERAL PROVISIONS

34.	GENERAL PROVISIONS

34.1	Invalidity of Certain Provisions

If any term of this Agreement or the application of it to any person or circumstances shall to any extent be invalid or unenforceable the same shall be severable from the remainder of this Agreement and the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by the law

34.2	Proper Law and Jurisdiction

This Agreement shall be governed by and construed in accordance in all respects with English law and (without prejudice to Clause 31) the parties to this Agreement hereby submit to the non-exclusive jurisdiction of the High Court of Justice of England in relation to any claim dispute or difference which may arise under this Agreement and in relation to the enforcement of any judgement rendered pursuant to any such claim dispute or difference and for the purpose of Part 6.15 of Civil Procedure Rules 1998 the Tenant the Landlord and the Developer hereby irrevocably agree that any process may be served on any of them by leaving a copy of it at the relevant party’s Address

34.3	Environmental Considerations

The Tenant acknowledges that the Landlord has drawn the attention of the Tenant to the desirability of a safe and environmentally aware approach to selection of materials and constructions methods and both the Landlord and the Tenant shall use reasonable endeavours to ensure that:-

34.3.1	timber is accompanied by paperwork demonstrating “chain of custody”, including the relevant certificate number supplied by the Forestry Stewardship Council (or an equivalent internationally recognised, globally applicable, independent certification scheme for good forest management) and that in the case of tropical hardwoods the specific criteria given in the BREEAM 2002 Clause G20/160 are satisfied

34.3.2	site applied wood preservative, where it is not possible to treat the timber before delivery to site, is in compliance with the relevant publications of the British Standards Institute, the Health and Safety Executive (“HSE”) and the British Wood Preservation & Damp Proofing Association and with the guidance contained in the publication Good Practice in the Selection of Construction Materials; and

34.3.3	limits set from time to time by the HSE and the levels given for Medium Density Fibreboard (BS EN 622:1997), particleboard (BS EN 312:1997) and solid wood panels (draft BS 98/107284 DC) are complied with

34.4	Confidentiality Provisions

34.4.1	None of the parties to this agreement shall without the prior written consent of all the other parties to this agreement disclose or publish to any third party

(“Disclosure”) or make public announcement of wilfully or negligently permit or cause Disclosure of any financial or other details whatsoever naming the parties hereto or otherwise relating to the transaction hereby effected except:-

(a)	any particular extracts or details which must be the subject of Disclosure to comply with any Stock Exchange or any statutory requirements or the lawful requirements of any regulatory, governmental or official body

(b)	to Group Companies or professional advisers of each of the parties who need to know such details and who have first agreed to be bound by the provisions of this Clause 34.3

(c)	to the extent necessary to comply with any legal obligation or legal requirement

(d)	to the extent necessary to comply with or give effect to the terms of this agreement

(e)	to HM Customs & Excise or any other governmental, public or official body for taxation, rating or registration purposes

(f)	to the extent they are already in the public domain, otherwise than as a result of a breach of this Clause 34.3

(g)	that the Developer shall be entitled to issue a press release announcing this agreement in a form which has been approved by the Tenant (such approval not to be unreasonably withheld)

(h)	in the case of the Trade Contractors and Consultants to whom the Developer may disclose an edited version of this agreement which has been previously approved by the Tenant (such approval not to be unreasonably withheld where such edited version does not include any financial details) provided that if the Tenant does not approve or reasonably refuse to permit such Disclosure within five (5) Working Days of request by the Developer the Tenant shall be deemed to have approved such Disclosure

34.4.2	This Clause 34.3 shall remain in effect until the expiry of a period of three (3) years from Developer’s Works Practical Completion

34.4.3

This Clause 34.3 shall not apply to Disclosure by or on behalf of any party to this Agreement to any third parties and/or their professional advisers in pursuance of rent review arbitrations or determinations or negotiations or legal proceedings adjudications or other bona fide negotiations or dealings with and/or relating to the Development Site and/or the Building or any part thereof (including for the avoidance of doubt disclosures by the Developer to any financier or the mortgagee or prospective financier or mortgagee of the Development Site and/or Building or any part of them) or the disposal of or acquisition of an interest in the whole or any part of the relevant party or any Group Company of the relevant party or any financing by the relevant party or any Group Company of the relevant party or any Disclosure to any insurers or prospective insurers of the Development Site and/or Building or any part of them or works in connection with or items on the same

34.5	Limitation of the Developer’s Liability

34.5.1	The Developer’s obligations and duties in respect of the design, supervision, carrying out and completion of the Developer’s Works and the fitness of the Developer’s Works for the purposes of the Tenant shall be expressly limited to the express contractual obligations contained in this Agreement and any other right of action by the Tenant, its successors in title or persons deriving title under it against the Developer whether in tort or otherwise is hereby excluded

34.5.2	The Tenant hereby waives all of its rights (if any) in respect of any claims for loss of profits or consequential economic loss of any kind arising from any breach by the Developer of its obligations contained in this Agreement (excluding death and personal injury)

34.5.3	The obligations and liabilities of the Developer under this Agreement are personal and shall not bind successors in title and any covenants on the part of the Developer which would otherwise be implied by law are hereby expressly excluded

34.6	No Assignment of this Agreement

34.6.1	The benefit of this Agreement shall be personal to the Tenant and shall be non-assignable by it provided that the Tenant shall be entitled to transfer the benefit of this Agreement to a Group Company of it provided that:

(a)	the said Group Company has its principal place of registration in the United Kingdom or the United States of America; and

(b)	Moody’s Corporation acts as primary guarantor (on the relevant terms set out in Clause 28) in relation to the said Group Company and joins in the Leases as such a guarantor

34.6.2	Nothing contained in this Agreement shall prevent:-

(a)	The Landlord from dealing with its interest in and with the benefit of the Agreement in order to seek and obtain financing for the purposes of enabling it to perform its obligations pursuant to this Agreement and/or for the purposes of entering into finance leasing or securitisation or other financing arrangements or corporate transactions relating to this Agreement or the Site or any part of the Development Site and/or from entering into any agreement to deal with its interest upon or following Developer’s Works Practical Completion; or

(b)	any mortgagee, chargee or assignee by way of security of the benefit of this Agreement from assigning the benefit of this Agreement following enforcement of its security or from requiring the Tenant and the Tenant’s Surety in accordance with the provisions of this Agreement to accept the Lease

34.6.3	The Tenant and the Tenant’s Surety confirm and agree that following enforcement of security by any mortgagee, chargee or assignee by way of security of the Landlord’s interest in this Agreement the Tenant and the Tenant’s Surety shall owe identical obligations to such mortgagee, chargee or assignee

34.7	Interest on Late Payments

If and so often as any of the sums payable hereunder by the Tenant to the Developer or the Landlord or by the Developer or the Landlord to the Tenant shall be unpaid after becoming due and payable the party from whom such payment shall be due shall pay on demand interest on such unpaid sums from the due date until payment in cleared funds at the Interest Rate

34.8	Further Assurance

Each of the parties to this Agreement hereby agrees to do or cause to be done all acts and things and enter into any deed or document, either severally or jointly with third parties, which the Tenant the Landlord or the Developer may reasonably consider necessary or desirable to give effect to this Agreement

34.9	Terms of Contract and Incorporation of other Agreements

34.9.1	The parties acknowledge that:-

(a)	this Agreement;

(b)	the Annexures;

(c)	any plan, inventory or agreed form of document annexed to this Agreement or signed or initialled for identification with, and on the entering into of, this Agreement (whether individually or as part of a bundle or volume so signed or initialled); and

(d)	any additional provision or variation of any term of this Agreement agreed in writing between the parties (or, with their authority, their respective solicitors) on the entering into of this Agreement (any such additional provision or variation being incorporated into this Agreement by this provision)

contain all of the terms of the contract between them for the construction of the Demised Premises forming part of the Building to be constructed on the Site and the leasing of them to the Tenant

34.9.2	For the purposes of Section 2 of the Law of Property (Miscellaneous Provisions) Act 1989 and to the extent necessary to ensure the legal validity of this Agreement there are incorporated in this Agreement the following documents (save where otherwise stated) dated today’s date:-

(a)	Agreement for Lease relating to a storage facility in Canada Square Car Park between Canary Wharf (Car Parks) Limited (1) Canary Wharf Holdings Limited (2) Canary Wharf Management Limited (3) Moody’s Investors Service Limited (4) and Moody’s Corporation (5);

(b)	Car Parking Option Agreement between (1) Canary Wharf (Car Parks) Limited and (2) Moody’s Investors Service Limited;

(c)	First Option Agreement between (1) CWCB Properties (DS7) Limited (2) Moody’s Investors Service Limited and (3) Moody’s Corporation;

(d)	Second Option Agreement between (1) CWCB Properties (DS7) Limited (2) Moody’s Investors Service Limited and (3) Moody’s Corporation;

(e)	Third Option Agreement between (1) CWCB Properties (DS7) Limited (2) Moody’s Investors Service Limited and (3) Moody’s Corporation;

(f)	First Offer Agreement between (1) CWCB Properties (DS7) Limited and CWE SPVc Limited (2) Moody’s Investors Service Limited and (3) Moody’s Corporation

34.10	Modifications of Agreement

No modification, alteration or waiver of any of the provisions of this Agreement, except as otherwise provided in it, shall be effective unless the same is in writing and signed by the party against which the enforcement of such modification, alteration or waiver is sought

34.11	No Waiver

The failure of any party at any time to require performance by any other party of any provision of this Agreement shall in no way affect the right of such party to require performance of that provision

34.12	Merger of Prior Agreements

This Agreement, the documents incorporated in this Agreement and the Annexures contain the entire agreement between the parties relating to the transactions contemplated by it or them and all other prior or contemporaneous agreements, understandings, representations and statements, whether oral or written relating to the transactions so contemplated, are merged in this Agreement

34.13	Costs

It is hereby agreed that each party to this Agreement shall bear its own costs in connection with the drafting, negotiation and completion of this Agreement and the transactions contemplated by it

34.14	Third Party Rights

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement but this does not affect any right or remedy of a third party which exists or is available apart from that Act

I N    W I T N E S S whereof the parties have executed this Agreement as a deed and intend the same to be delivered on the day and year first before written

SCHEDULE 1

(FORM OF DEED OF ACKNOWLEDGEMENT OF CERTAIN DEVELOPER’S OBLIGATIONS)

T H I S    D E E D is made

B E T W E E N:-

(1)	CWCB PROPERTIES (DS7) LIMITED (Company Registration Number 05437705) whose registered office as at One Canada Square Canary Wharf London E14 5AB (the “Developer”); and

(2)	CANARY WHARF HOLDINGS LIMITED (Company Registration Number 02798284) whose registered office is at One Canada Square Canary Wharf London E14 5AB (“CWHL”)

(3)	[ ] (the “Assignee”)

W H E R E A S

(A)	Pursuant to [Clause 4.21] of the Underlease the Tenant has assigned the benefit of the Underlease to the Assignee and the Tenant has further assigned the benefit of [Clauses 21.4 and 21.5] of the Agreement for Lease to the Assignee

(B)	Pursuant to the Agreement for Lease the Developer has agreed to acknowledge that its obligations under [Clauses 21.4 and 21.5] of the Agreement for Lease continue to subsist for the benefit of the Assignee

THE PARTIES AGREE as follows:

1.	In this Deed unless the context otherwise requires the following words and expressions shall have the following meanings

“Agreement for Lease” means an agreement for lease dated [            ] made between the Developer (1) and the Tenant (2) in relation to [insert address] Canary Wharf, London E14

“Tenant” means [                    ]

“Underlease” means a lease dated [                    ] made between [CWCB Properties (DS7) Limited] (1) Canary Wharf Management Limited (2) and the Tenant (3) in relation to [insert address] Canary Wharf, London E14

2.	The Developer hereby acknowledges (for the purposes of enforcement) that with effect from [ ] references to the Tenant detailed in Clauses 21.4 and 21.5 of the Agreement for Lease shall be deemed to be references to the Assignee and that the Assignee (in substitution for the Tenant) shall be entitled to rely upon and enforce the terms of Clauses 21.4 and 21.5 of the Agreement for Lease against the Developer to the same extent as the Tenant would have been so entitled

3.	[Repeat CWHL guarantee as set out in Clause 29 of the Agreement for Lease]

I N    W I T N E S S whereof the parties have executed this Deed the day and year first above written

Executed as a deed by	)
CWCB PROPERTIES (DS7))
LIMITED acting by:-)

Director

Secretary

Executed as a deed by	)
CANARY WHARF HOLDINGS	)
LIMITED acting by:-)

Director

Secretary

Executed as a deed by	)
[ASSIGNEE]	)
acting by:-)

Director

Secretary

SCHEDULE 2

(FORM OF LICENCE RE TENANT’S WORKS)

THIS LICENCE is made the              day of                  Two thousand

BETWEEN (1) the Landlord and (2) the Tenant and (3) the Tenant’s Surety

THE PARTIES AGREE as follows:-

4.	In this Licence save where the context otherwise requires the following words and expressions have the meanings hereunder assigned to them:-

4.1	“Landlord” and “Tenant” and “Tenant’s Surety” respectively mean the parties whose name and registered office are set forth in the First Schedule and their successors in title

4.2	“Premises” means the premises described in the Second Schedule

4.3	“Lease” means the lease of the Premises made between the parties hereto and dated [ ] for a term of [ ] years from [ ]

4.4	“Drawings” means the drawings specified in Part 1 the of Third Schedule copies of which are annexed to this Licence

4.5	“Specifications” means the specifications specified in Part 2 of the Third Schedule copies of which are annexed to this Licence

4.6	“Works” means the alterations to the Premises carried out in conformity with the Drawings and Specifications

5.	The Landlord has granted to the Tenant licence and consent for the carrying out of the Works

6.	The Tenant covenants with the Landlord:-

6.1	to pay any increased insurance premiums (together with any insurance premium tax thereon) that may be occasioned by reason of the Works

6.2

on the expiration or sooner determination of the Lease howsoever determined if and only if so required by the Landlord at the cost of the Tenant to reinstate and make good the Premises in accordance with the covenant to that effect contained in the Lease and for this purpose to obtain all consents and orders of any Local

Authority Planning Authority Fire Control Authority or any other body from whom such consents or orders are required to be obtained and to make all payments therefor in the same manner

6.3	that the works to the Premises carried out by or on behalf of the Tenant are accurately detailed in and reflected in the Drawings and Specifications

7.	It is agreed and declared that:

7.1	The covenants on the part of the Tenant and the Tenant’s Surety and the conditions contained in the Lease shall take effect subject to and with the benefit of this Licence

7.2	The proviso for re-entry in the Lease shall be exercisable on breach of any of the covenants in this Licence on the part of the Tenant as well as on the happening of any of the events mentioned in the said proviso

7.3	Save as varied by this Licence the covenants and conditions in the Lease (including for the avoidance of doubt, the Tenant’s Surety guarantee covenants) shall remain in full force and effect

8.	This Licence shall be governed by and construed in accordance in all respects with English law and the parties to this Licence hereby submit to the non-exclusive jurisdiction of the High Court of Justice of England in relation to any claim dispute or difference which may arise under this Licence and in relation to the enforcement of any judgement rendered pursuant to any such claim dispute or difference and for the purpose of Part 6.15 of Civil Procedure Rules 1998 the Tenant, the Tenant’s Surety and the Developer hereby irrevocably agree that any process may be served on any of them by leaving a copy of it at the relevant party’s registered office as set forth in the First Schedule

IN WITNESS whereof the parties hereto have executed this Licence as a Deed and intend the same to be delivered on the day and year first above written

THE FIRST SCHEDULE

(The Parties)

(a) “the Landlord”	:
whose registered office is at
(b) “the Tenant”	:
whose registered office is at
(c) “the Tenant’s Surety”	:
whose registered office is at

THE SECOND SCHEDULE

(The Premises)

THE THIRD SCHEDULE

PART 1

(The Drawings)

Number	Title	Prepared by

PART 2

(The Specifications)

Executed as a Deed by	)
[Developer] acting by:-	)

Director

Secretary

Executed as a Deed by	)
[Tenant] acting by:-	)

Director

Secretary

Executed as a Deed by	)
[Tenant’s Surety] acting by	)

Director

Secretary

SCHEDULE 3

METHOD STATEMENT MATTERS

1.	details of the professional team and contractors for the design and carrying out of each part of the Tenant’s Works

2.	details of the proposed construction schedule for the Tenant’s Works

3.	proposals for the liaison, co-ordination and co-operation between the Developer and the Tenant’s Consultants and the Tenant’s Senior Managers (as defined in Clause 33) and the Tenant’s Contractors and the Tenant’s Representative

4.	proposals for the means and times of access to the proposed Tenant’s Work Areas and other parts of the Building and the Site and the restrictions and regulations relative to such access

5.	proposals for the date and times of delivery to the Site of materials and equipment intended for incorporation or use in the Tenant’s Works

6.	proposals for the storage on-site of the materials and equipment intended for incorporation in the Tenant’s Works

7.	proposals for the method by which, on a regular basis, surplus materials and refuse and rubbish of the Tenant, its contractors, servants and agents are to be removed from the areas of the Development Site, the Site and the Building to which such persons shall have access to the areas reasonably and properly designated by the Developer as collection points or to areas outside the Development Site

8.	proposals for keeping free and unobstructed all escape routes in relation to the Building and procuring that all vehicles visiting the Building in connection with the Tenant’s Works go directly to the unloading points designated in writing to the Tenant for such purpose from time to time by the Developer and leave the Building, the Site and the Development Site promptly upon unloading being completed to the extent reasonably able to do so

9.	proposals complying in all respects with the requirements and procedures of the Developer notified in writing to the Tenant in respect of the delivery of materials for use in connection with the Tenant’s Works including the days and hours on and within which deliveries may be made provided always that no restriction shall be placed in respect of deliveries solely by reason of a day being a Holy Day

10.	where appropriate proposals for consulting and thereafter complying in all proper respects with the proper requirements of the police and all relevant statutory authorities in respect of the delivery of materials for use in connection with the Tenant’s Works

11.	proposals for complying in all respects with the safety and floor loading requirements of the Developer notified in writing to the Tenant in respect of the storage of materials in connection with the Tenant’s Works

12.	proposals for complying in all respects with the requirements of the Developer notified in writing to the Tenant in respect of the security and protection of the Building and the Site and make arrangements satisfactory to the Developer for the security and protection of the Tenant’s Works and the materials being used in relation to the same

13.	proposals for complying in all respects with the CDM Regulations, with legislation in respect of Safety Health and Welfare and the reasonable safety requirements of the Developer

14.	proposals for complying in all respects with the reasonable requirements and procedures of the Developer promulgated and notified in writing to the Tenant from time to time in respect of security industrial relations and hours or working

15.	proposals for not obstructing or causing or permitting or suffering to be obstructed (save during the proper carrying out of any part of any Tenant’s Works to the same) the means of access to:-

15.1	the vertical surfaces of the remainder of the Developer’s Works;

15.2	plant machinery and equipment installed as part of the remainder of the Developer’s Works;

15.3	any service ducts and risers;

15.4	any part of the Building, the Site and the Development Site

16.	proposals for keeping noise levels to a minimum so as not to cause nuisance to any occupiers of the remainder of the Development Site

SCHEDULE 4

“PRELIMINARIES”

1.	All management and site supervision staff directly and properly engaged by the Developer to carry out the overall management of the construction of the Developer’s Works (whether employees of the Developer or not)

2.	Temporary office accommodation and welfare facilities for the Developer’s own management and site supervision staff

3.	Provision of office equipment for use by the Developer’s own management and site supervision, staff comprising; furniture, stationery, telephones, facsimile machines, I.T. equipment including construction information systems, postage, couriers, document management systems and associated consumables

4.	Provision of central/shared and/or common use facilities for the Developer’s and Trade Contractors’ use and overall site safety limited to:-

(a)	Use of goods lift for material and/or personnel including all associated operatives appropriate to the fitting out programme

(b)	Site welfare facilities comprising toilets, washrooms, drying rooms and canteen

(c)	Site first aid facilities

(d)	Temporary power and lighting

(for the avoidance of doubt task lighting and special power supplies beyond 110v are provided by the Trade Contractors)

(e)	temporary barriers, construction barricades and/or scaffolding required to comply with current legislation in respect of current Health & Safety and CDM Regulations. (For the avoidance of doubt scaffolding/access equipment directly required for access to construct the works will be provided by the Trade Contractors)

(f)	general purpose labour gangs for removal of rubbish off site from a central site location including disposal

(g)	central loading/unloading area and the generation of loading areas/docks. (For the avoidance of doubt, plant and equipment for unloading of Trade Contractors materials will be provided by the Trade Contractors)

(h)	space within the Development Site for Trade Contractors to locate their own temporary offices, storage containers and the like. (Such temporary offices, storage containers and the like to be provided direct by the Trade Contract)

5.	Providing safety measures to comply with Health & Safety at Works Act 1974, Environmental Protection Act 1990, CDM Regulations and any statutory modification or re-enactment thereof

6.	Site security

Executed as a Deed by	)
CWCB PROPERTIES (DS7) LIMITED	)
acting by	)

Director

Director/Secretary

Executed as a Deed by	)
CWCB PROPERTIES (DS7) LIMITED	)
acting by	)

Director

Director/Secretary

Executed as a Deed by	)
CW LEASING DS7F LIMITED	)
acting by	)

Director

Director/Secretary

Executed as a Deed by	)
CANARY WHARF HOLDINGS LIMITED	)
acting by	)

Director

Director/Secretary

Executed as a Deed by	)
MOODY’S INVESTORS SERVICE LIMITED	)
acting by	)

Director

Director/Secretary

Executed as a Deed by	)
MOODY’S CORPORATION	)
acting by	)

Name

Position